Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

CINCOR PHARMA, INC.,

a Delaware corporation;

ASTRAZENECA FINANCE AND HOLDINGS INC.,

a Delaware corporation; and

CINNAMON ACQUISITION, INC.,

a Delaware corporation

Dated as of January 8, 2023

i.

(continued)

ii.

(continued)

iii.

(continued)

		Page

9.12	Remedies	70
9.13	Construction	70

Schedules

Schedule 1	Individuals for Retention Agreements
Schedule 6.2(b)	Foreign Antitrust and Foreign Investment Law Jurisdictions (if any)
Schedule 6.7	Additional Agreements

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Support Agreement
Exhibit C	Form of Surviving Corporation Certificate of Incorporation
Exhibit D	Form of Surviving Corporation Bylaws
Exhibit E	Form of CVR Agreement

Annexes

Annex I	Conditions to the Offer

iv.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 8, 2023, by and among: ASTRAZENECA FINANCE AND HOLDINGS INC., a Delaware corporation (“Parent”); CINNAMON ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and CINCOR PHARMA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended, modified or extended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for (i) $26.00 per Share in cash (the “Closing Amount”), plus (ii) one contingent value right (each, a “CVR”) per Share representing the right to receive a contingent payment in cash upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Closing Amount plus one CVR, collectively, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), in each case, to the seller, without interest, subject to any applicable withholding Taxes.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than Excluded Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes, and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger.

C. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain holders of the Shares are entering tender and support agreements with Parent in the form of Exhibit B (the “Support Agreements”) simultaneously with the execution and delivery of this Agreement.

D. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, each of the individuals listed on Schedule 1 are entering into retention agreements with the Company substantially in a form agreed to by the Company and Parent (the “Retention Agreements”) simultaneously with the execution and delivery of this Agreement, the effectiveness of which is contingent upon the Closing.

E. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iv) resolved to make the Company Board Recommendation (as defined herein).

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F. The board of directors of each of Parent and Purchaser have approved this Agreement and the Transactions and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and to consummate the Transactions.

G. Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that (i) this Agreement shall not have been terminated in accordance with Section 8, (ii) the Company has provided any information required to be provided by it pursuant to Section 1.1(e) and (iii) the Company is prepared, in accordance with Section 1.2(a), to file with the SEC and disseminate to the holders of Shares the Schedule 14D-9 on the same date as Purchaser commences the Offer, as promptly as practicable after the date of this Agreement but in no event later than ten business days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. Subject only to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly irrevocably accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease the Closing Amount, Offer Price or the number of CVRs to be paid per Share, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer, (F) change or waive the Minimum Condition or the Regulatory Condition, (G) accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, (H) amend any term of any CVR or the CVR Agreement in any manner that is adverse to any holder of Shares or (I) provide any “subsequent

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offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Purchaser may not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8:

(i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted under any applicable Legal Requirements, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions in consecutive increments, for additional periods of up to ten business days per extension (the length of such period to be determined by Purchaser in its sole discretion) or for such longer period as Parent and the Company may agree, to permit such Offer Condition to be satisfied; provided, however, that with respect to this clause (i), without the prior written consent of the Company, Purchaser shall not be permitted to extend the Offer beyond the initial Expiration Date on more than two occasions, not to exceed an aggregate of twenty business days (with each such extension to be ten business days unless the Company agrees otherwise), if all of the Offer Conditions have been satisfied or waived, other than the Minimum Condition and any Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time;

(ii) Purchaser shall extend the Offer from time to time for (A) any period required by any applicable Legal Requirements, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension (or such fewer number of business days per extension as may be agreed in writing by Parent and the Company), until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any other Antitrust Laws or Foreign Investment Laws in a jurisdiction identified in Schedule 6.2(b), if any, shall have expired or been terminated; and

(iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions in consecutive increments, for additional periods of up to ten business days per extension (or such other period of time agreed to by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that with respect to this clause (iii), Purchaser shall not be required to extend the Offer beyond the initial Expiration Date on more than two occasions, not to exceed an aggregate of twenty business days (with each such extension to be ten business days unless the Company agrees otherwise), if all of the Offer Conditions have been satisfied or waived, other than the Minimum Condition and any Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time;

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provided, further, that with respect to the foregoing clauses (i), (ii) and (iii), Purchaser shall not: (1) be required to extend the Offer beyond the earliest to occur of (A) the termination of this Agreement in compliance with Section 8 and (B) the Termination Date (the date of the earliest to occur of clauses (A) and (B), the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to use all reasonable efforts to cause the Offer Documents as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Companies and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e) so as to enable Parent and Purchaser to comply with their obligations hereunder. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. The obligations of Parent, Purchaser and the Company in this Section 1.1(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation.

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(f) Payment; Funds. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted. Nothing in this Section 1.1(g) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(h) CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, concurrently with or promptly following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Legal Requirements, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation and include a copy of the fairness opinion delivered by Centerview Partners LLC and (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of

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the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation or has formally determined to do so in accordance with the terms of this Agreement.

(b) Stockholder Lists. The Company shall promptly after the date of this Agreement furnish, or cause to be furnished, to Parent a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Except for such actions as are reasonably necessary to disseminate the Offer Documents, Parent and Purchaser and their agents shall hold the information contained in any such labels, lists and files in accordance with the Confidentiality Agreement.

SECTION 2. MERGER TRANSACTION

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Parties, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable, but in no event later than the first business day, following the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

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(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (including in the Company’s treasury), Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iii) except as provided in Section 2.5(a)(i) and Section 2.5(a)(ii) and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of applicable Taxes, and each holder of each such Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6 and as set forth in the CVR Agreement; and

(iv) each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted. Nothing in this Section 2.5(b) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

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2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for holders of Shares to receive the aggregate Closing Amount to which such holders shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for holders of Shares, holders of the Company Stock Awards and holders of the Company Warrants to receive the funds to which such holders shall become entitled pursuant to Section 2.5 and Section 2.8; provided that the Paying Agent shall not act as agent with respect to the Option Consideration or RSU Consideration that will be paid through the Surviving Corporation’s or the applicable Subsidiary’s payroll pursuant to Section 2.8(f) or any amount payable with respect to the CVRs. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate Closing Amount payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration, Option Consideration described in Section 2.8(a)(i) and RSU Consideration described in Section 2.8(d)(i) payable and amounts payable to holders of the Company Warrants pursuant to Section 2.5 and Section 2.8 (other than the Option Consideration and RSU Consideration payable through payroll in accordance with Section 2.8(f) or any amount payable with respect to the CVRs) (the total cash deposited with the Paying Agent, the “Payment Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Payment Fund shall not be used for any other purpose; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. The Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (1) in obligations of, or guaranteed by, the United States of America, (2) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (3) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (4) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such investment will (i) relieve Parent, Purchaser, or the Paying Agent from making the payment required by this Section 2 or (ii) have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b) Promptly after the Effective Time (but in no event later than five business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of Shares (other than the holders of Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 2.5(a)(iii), in the case of holders of certificated Shares, a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and instructions for

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use in effecting the surrender of the Certificates pursuant to such letter of transmittal. In the case of certificated Shares, upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, and, in the case of Book-Entry Shares, upon receipt by the Paying Agent of a customary “agent’s message” with respect to such Book-Entry Shares (or such other evidence, if any, as the Paying Agent may reasonably request), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration (solely with respect to the CVRs, subject to the terms and conditions of the CVR Agreement) for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration (including with respect to any CVR) is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, holders of the Company Stock Awards and holders of Company Warrants (including all interest and other income received by the Paying Agent in respect of the Payment Fund), and at any time following 12 months after the date of the delivery of the Milestone Notice (as defined in the CVR Agreement), the Surviving Corporation shall be entitled to require the Rights Agent to deliver to it any funds which had been made available to the Rights Agent and not disbursed to holders of Shares, holders of the Company Stock Awards and holders of Company Warrants, and, in each case thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration, Option Consideration and RSU Consideration payable and amounts payable to holders of the Company Warrants, as applicable, without any interest thereon, that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them or in respect of their Company Options, RSUs or Company Warrants, as the case may be (other than with respect to the CVRs). Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares, holder of Company Stock Awards or holder of Company Warrants for any such consideration delivered in respect of such Share, Company Stock Award or Company Warrant to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

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(d) At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, at any time after the Effective Time, any Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2 and the CVR Agreement.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), and subject to such Person’s compliance with the exchange procedures set forth in Section 2.6(b) (other than the surrender of a Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything else to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be canceled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such Shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon pursuant to Section 2.5(a)(iii) and the CVR Agreement (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall provide Parent prompt (in any event, within one business day) notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments received by the Company from holders of Shares relating to rights of appraisal. Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9. Within ten days after the Effective Time, the Surviving Corporation shall provide each of the holders of Shares with the notice contemplated by Section 262 of the DGCL. Any cash deposited with the Paying Agent pursuant to Section 2.6(a) with respect to Shares that become Dissenting Shares shall be returned to Parent upon demand therefor.

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2.8 Treatment of Company Options; RSUs; Restricted Shares and Company Warrants.

(a) Except as provided in Part 5.2 of the Company Disclosure Schedule, each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested Company Option that has a per share exercise price that is less than the Closing Amount (each, an “In-the-Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and converted into the right to receive, without interest (i) cash in an amount equal to the product of (A) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Effective Time, multiplied by (B) the excess of (1) the Closing Amount over (2) the exercise price payable per Share under such In-the-Money Option, which amount shall be paid in accordance with Section 2.8(f) and (ii) one CVR with respect to each Share subject to such In-the-Money Option, with such amounts payable in respect of the CVRs paid in accordance with the CVR Agreement (collectively, the “In-the-Money Option Consideration”).

(b) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested Company Option that has an exercise price per Share that is equal to or greater than the Closing Amount (each, an “Underwater Option”) that is then outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive one CVR with respect to each Share subject to such Underwater Option as adjusted under this Section 2.8(b), and therefore may become entitled to receive, without interest, an amount in cash equal to the product of (i) the total number of Shares subject to such Underwater Option immediately prior to the Effective Time, multiplied by (ii) the amount, if any, by which (A) the Closing Amount plus the Milestone Payment exceeds (B) the exercise price payable per Share under such Underwater Option, (the “Underwater Option Consideration”), which amount shall be paid in accordance with the CVR Agreement. Notwithstanding the foregoing, in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Underwater Option Consideration or otherwise) shall be made in respect of any Underwater Option following the Effective Time.

(c) The Company shall take all reasonably necessary action to ensure no holder of any Company Option shall be entitled to exercise any such Company Option at any time between at least the date that is three days prior to the Effective Time and the Effective Time.

(d) Except as provided in Part 5.2 of the Company Disclosure Schedule, each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without

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any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested RSU shall be canceled and converted into the right to receive, without interest (i) cash in an amount equal to (A) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time multiplied by (B) the Closing Amount, which amount shall be paid in accordance with Section 2.8(f) and (ii) one CVR with respect to each Share issuable in settlement of such RSU (collectively, the “RSU Consideration”).

(e) Each Share issued upon early exercise of a Company Option that is subject to vesting, repurchase or other lapse restrictions (each, a “Restricted Share” and together, the “Restricted Shares”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time, and the Restricted Shares shall be treated as Shares in accordance with the terms of this Agreement, and shall therefore receive the Merger Consideration as specified in Section 2.5(a)(iii).

(f) As soon as reasonably practicable after the Effective Time (but no later than the first payroll date that is not less than ten days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration described in Section 2.8(a)(i) and RSU Consideration described in Section 2.8(d)(i) payable with respect to Company Options and RSUs held by current or former employees of the Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 2.9); provided, however, that to the extent the holder of a Company Option or RSU is not, and was not at any time during the vesting period of the Company Option or RSU, an employee of the Company or any other Acquired Company for employment tax purposes, the Option Consideration described in Section 2.8(a)(i) or RSU Consideration described in Section 2.8(d)(i) with respect to such Company Option or RSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6. The terms of the CVRs to be issued to any holder of Company Options or RSUs, and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement.

(g) Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Warrant to the extent the holder thereof has elected a cashless exercise of such Company Warrant prior to the Effective Time) shall cease to represent a right to acquire Shares. At or following the Effective Time, holders of Company Warrants shall be entitled to receive an amount in respect of each share of Company Common Stock for which such Company Warrant is exercisable immediately prior to the Effective Time equal to (i) cash in an amount equal to the product of (A) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time, multiplied by (B) the excess of (1) the Closing Amount over (2) the exercise price payable per Share under such Company Warrant, and (ii) one CVR with respect to each Share subject to such Company Warrant, with such amounts payable in respect of the CVRs paid in accordance with the CVR Agreement.

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2.9 Withholding. Each of the Surviving Corporation (and any applicable Affiliate), Parent, Purchaser, the Paying Agent and Rights Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement or the CVR Agreement such amounts as it is required to deduct and withhold by any applicable Tax Legal Requirements. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes under this Agreement or the CVR Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights, assets and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows, it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty and (c) disclosure in the Company SEC Documents filed after December 31, 2021 and at least two business days prior to the date of this Agreement other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents (and any other similar information that is general and predictive, cautionary or forward-looking in nature) (provided that clause (c) shall not apply to any representations and warranties set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization, Etc.), Section 3.4 (SEC Filings; Financial Statements), Section 3.5(a) (Absence of Changes), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL), Section 3.23 (Merger Approval), Section 3.24 (Non-Contravention; Consents), Section 3.25 (Fairness Opinion) and Section 3.26 (Brokers and Other Advisors)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing (or such other comparable concept) under the Legal Requirements of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Acquired Companies has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of the Acquired Companies is qualified or licensed to do

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business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than an Acquired Company. None of the Acquired Companies has agreed, or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent and Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date of this Agreement, and each such charter and organizational document is in full force and effect. The Acquired Companies are not in violation of their respective charter and organizational documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 1,000,000,000 Shares, of which 43,764,323 Shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. All of the Shares that may be issued prior to the Effective Time pursuant to Company Stock Awards and Company Warrants will be duly authorized and validly issued, fully paid and nonassessable when issued. All outstanding Shares and Company Warrants have been issued in compliance in all material respects with applicable Legal Requirements. No Shares were held by the Company in its treasury as of the close of business on the Reference Date.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting, disposition or registration of, granting any Person the right to elect, or to designate or nominate for election, a director of any of the Acquired Companies, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Shares constitute the only outstanding class of securities of the Acquired Companies registered under the Securities Act.

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(c) As of the close of business on the Reference Date: (i) 2,853,383 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 55,585 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans; (iii) 19,607 Restricted Shares are outstanding, (iv) 6,064,748 Shares are reserved for future issuance under the Company Equity Plans; and (v) 710,000 Shares are reserved for future issuance under the Company ESPP. Part 3.3(c) of the Company Disclosure Schedule sets forth a true and complete list as of the Reference Date of each holder of Company Options, RSUs and Restricted Shares, including (A) the number of the Shares subject thereto, (B) the exercise price or purchase price (if applicable), (C) the grant date, (D) the expiration date (if applicable), (E) the vesting schedule (including any acceleration provisions), (F) whether a Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and (G) the Company Equity Plan under which the award is granted. The Company has made available to Parent and Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs and Restricted Shares outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, the forms of restricted stock unit agreements evidencing such RSUs, and the forms of all restricted stock agreements, and no stock option agreement, restricted stock unit agreement or restricted stock agreement materially deviates from such forms. The Company has made available to Parent and Parent’s Representatives a copy of the Company ESPP. No Offering (as defined in the ESPP) has ever commenced under the Company ESPP. Each Company Equity Award was granted in compliance with all applicable Legal Requirements and all of the terms and conditions of the applicable Company Equity Plan. Each Company Option has an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. Each holder of Restricted Shares has timely filed a valid election under Section 83(b) of the Code with respect to such holder’s Restricted Shares. The Company Options, RSUs and Restricted Shares were granted in compliance with the terms of the Company Equity Plans pursuant to which they were issued, and do not trigger any liability for the holder thereof under Section 409A of the Code. The treatment of the Company Options, RSUs, and Restricted Shares under this Agreement, including any covenant not to issue Company Options, RSUs or Restricted Shares after the date of this Agreement, does not violate the terms of the Company Equity Plans, any Company Contract governing the terms of such awards or any other Employee Plan. Other than as set forth in this Section 3.3(c), as of the date of this Agreement, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company and since the Reference Date through the date of this Agreement, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable for such shares other than upon exercise or conversion of, or in settlement of, Company Stock Awards or Company Warrants outstanding as of the Reference Date and as disclosed in Part 3.3(c) and Part 3.3(d) of the Company Disclosure Schedule.

(d) Except for the Company Warrants set forth on Part 3.3(d) of the Company Disclosure Schedule and as otherwise set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based

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on or derived from the value of, any shares of capital stock or other securities of any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. The Company has made available to Parent and Parent’s Representatives a copy of the Company Warrants.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with applicable Legal Requirements. and are owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

3.4 SEC Filings; Financial Statements.

(a) Since January 11, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, or, if revised, amended, modified or superseded by a later filed Company SEC Document, as of the date of (and giving effect to) such later filed Company SEC Document, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of Nasdaq applicable to such Company SEC Documents and none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

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(c) The Company maintains, and at all times since January 11, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the financial statements. Since January 11, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant or the audit committee of the Company Board has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of any Acquired Company; or (C) any claim or allegation regarding any of the foregoing. There are no outstanding loans or other extension of credit made by Acquired Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) The Company maintains, and at all times since January 11, 2022 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) No Acquired Company is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between or among any Acquired Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in the Company’s published financial statements or other Company SEC Documents.

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(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. The Company has made available to Parent and Parent’s Representatives copies of all material correspondence through the date hereof between the SEC, on the one hand, and any Acquired Company, on the other hand. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or comment as of the date of this Agreement and there are no inquiries or investigations by the SEC or any internal investigations pending or, to the knowledge of the Company, threatened in writing, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, and at the time of the consummation of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The information with respect to the Company that is supplied by or on behalf of the Company to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) The Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes.

(a) Since the date of the audited balance sheet in the Annual Report on Form 10-K for the year ended December 31, 2021 through the date of this Agreement, there has not occurred any event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since the date of the Company’s unaudited balance sheet in the Quarterly Report on Form 10-Q as of September 30, 2022 (the “Balance Sheet”) through the date of this Agreement (i) the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice (except for discussions, negotiations and transactions related to this Agreement) and (ii) no

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Acquired Company has taken any action that would have been prohibited by Section 5.2(b)(i), (ii), (viii), (ix), (xi), (xii), (xiii), (xv), (xxi), (xxii) or (xxv) (solely as Section 5.2(b)(xxv) relates to the other clauses of Section 5.2(b) referred to in this Section 3.5(b)), if taken or proposed to be taken after the date of this Agreement.

3.6 Title to Assets. The Acquired Companies have good and valid title, or hold valid licenses, free and clear of all Encumbrances other than Permitted Encumbrances, to all material tangible assets owned, leased or used by them, including all tangible assets (other than capitalized or operating leases) reflected on the Balance Sheet, except for assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet and except where such failure would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

3.7 Real Property.

(a) The Acquired Companies do not own any real property, and none of the Acquired Companies is a party to any agreement to purchase title ownership in any real property or interest therein.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies hold a valid and existing leasehold interest in the material real property (the “Leased Real Property”) under the applicable Company Lease, free and clear of all Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, none of the Acquired Companies have received or given any written notice regarding any violation or breach or default under any Company Lease that has not since been cured. As of the date of this Agreement, no Acquired Company has received written notice that any other party intends to cancel or terminate any Company Lease. As of the date of this Agreement, the Company has not received any written notice from any Governmental Body alleging or of a material violation of any applicable Legal Requirements with respect to any of the Leased Real Property and the Company has no knowledge that the Leased Real Property is in material violation of any applicable Legal Requirements. None of the Leased Real Property has been materially damaged or destroyed by fire or other casualty and not restored.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule sets forth a true and complete listing and description of all Registered IP that is owned in whole or in part by an Acquired Company (“Company Owned Registered IP”), or is exclusively licensed to any Acquired Company (“Company Licensed Registered IP”), and identifies for each such item of Registered IP (i) the name of the record and legal owner(s) thereof, including all co- and joint-owners, (ii) the jurisdiction where such item has been filed and, as applicable, registered, issued or granted and, in the case of domain names and social media tags, handles and other identifiers, the registrar and the social media platform associated therewith, (iii) the application, serial, patent and registration number(s) and date(s), as applicable, and (iv) all filing, maintenance, renewal, fees and other deadlines pertaining thereto that are due or otherwise will occur within 90 days of the date hereof. There are no interference, derivation, reissue, reexamination, opposition, cancellation, invalidity or other proceedings of any nature (other than office actions during original patent or

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trademark prosecution before a Governmental Body) that is pending or, to the knowledge of the Company, threatened in writing, in which the scope, use, right to use, priority, registrability, right to register, validity, enforceability or ownership of Company Owned Registered IP or, to the knowledge of the Company, Company Licensed Registered IP (including any In-bound Roche IP that is Registered IP) (collectively, the “Company Registered IP”), is being or has been contested or challenged. All Company Registered IP that is issued, granted or registered (provided that, with respect to the Company Licensed Registered IP, these representations are made to the Company’s knowledge if no Acquired Company controls the filing, prosecution or maintenance thereof under the terms of the applicable In-bound License) is enforceable, subsisting and in full force and effect and, to the knowledge of the Company, is valid. All Company Registered IP that is subject of an application is subsisting and to the knowledge of the Company is valid. Each item of Company Registered IP was applied for, registered and filed in compliance with applicable Legal Requirements in all material respects, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Company Registered IP in full force and effect have been fully and timely made by the applicable deadline (provided that, with respect to the Company Licensed Registered IP, these representations are made to the Company’s knowledge if no Acquired Company controls the filing, prosecution or maintenance thereof under the terms of the applicable In-bound License). Each of the patents and patent applications that are Company Registered IP properly identifies each inventor of the claims thereof as determined in accordance with the Legal Requirements of the jurisdiction in which such patent is issued or is pending (provided that with respect to each patent and patent application that is Company Licensed Registered IP, these representations are made to the Company’s knowledge if no Acquired Company controls the filing, prosecution or maintenance thereof under the terms of the applicable In-bound License). Assignment of each patent and patent application included in the Company Registered IP from each named inventor directly, or through a subsequent chain of title, to the respective current owner(s) thereof has been timely made and documentation evidencing such assignment has been timely and properly recorded with the United States Patent and Trademark Office, or foreign equivalents, as applicable (provided that with respect to each patent and patent application that is Company Licensed Registered IP, these representations are made to the Company’s knowledge if no Acquired Company controls the filing, prosecution or maintenance thereof under the terms of the applicable In-bound License).

(b) (i) An Acquired Company solely owns all right, title and interest in and to all Company Owned IP, (ii) all Company Owned IP and, to the Company’s knowledge, all Company Licensed IP that is licensed exclusively to an Acquired Company, including the In-bound Roche IP, is free and clear of all Encumbrances other than Permitted Encumbrances, and (iii) to the Company’s knowledge, the Acquired Companies have the right, pursuant to valid and binding written agreements, to use all Intellectual Property Rights used by the Acquired Companies in their businesses as currently conducted. All Company Owned IP and all Company Licensed IP that is licensed exclusively to an Acquired Company, including the In-bound Roche IP, will be owned by, or licensed or sublicensed to, an Acquired Company immediately after Closing under the same terms and conditions under which such Acquired Company owned, licensed or sublicensed such Intellectual Property Rights immediately prior to the Closing.

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(c) Each current and former Company Associate involved in the creation or development of any Intellectual Property Rights for any Acquired Company, pursuant to such Company Associate’s employment with or engagement by or other activities for or on behalf of the Acquired Companies, has signed a valid and binding written agreement that contains provisions sufficient to ensure that an Acquired Company is the sole owner of any and all Intellectual Property Rights created or developed by such Company Associate in connection with such Company Associate’s employment with, services performed for, or other activities for or on behalf of the Acquired Companies. No current or former Company Associate owns any right, title, or interest in or to any Intellectual Property Rights created or developed by such Company Associate during his or her employment by, or engagement by, or other activities for or on behalf of the Acquired Companies, and no Acquired Company has received any written notice or claim to the contrary. All current or former Company Associates and other Persons with access to any non-public Company IP have executed a valid and binding written confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Acquired Companies with respect to such Company IP. To the Company’s knowledge, there has been no unauthorized disclosure of any non-public Company IP, and there has been no disclosure of any non-public Company IP to any current or former Company Associate or other Person who has not executed a valid and binding written confidentiality agreement described in the preceding sentence.

(d) To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create Company IP, including the In-bound Roche IP.

(e) Part 3.8(e) of the Company Disclosure Schedule sets forth each agreement pursuant to which an Acquired Company (i) is granted a license, sublicense, right, option or interest in, to or under any Intellectual Property Right that is incorporated into or distributed with any product or product candidate of the Acquired Companies or that is licensed or sublicensed exclusively to, or that is material to the operation of the business of, any of the Acquired Companies (each an “In-bound License”) or (ii) grants to any third party a license, sublicense, right, option or interest in, to or under any Company Owned IP, the In-bound Roche IP or any other Intellectual Property Right licensed to an Acquired Company under an In-bound License (each an “Out-bound License”), provided that In-bound Licenses shall not include any material transfer agreements, sponsored research agreements, clinical trial agreements, nondisclosure agreements, non-material services agreements or commercially available Software-as-a-Service offerings or other licenses to commercially available off-the-shelf software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement, in each case, entered into in the ordinary course of business; and Out-bound Licenses shall not include any material transfer agreements, sponsored research agreements, clinical trial agreements, nondisclosure agreements, non-material services agreements, or non-exclusive out-bound licenses with clinical trial sites, subcontractors and vendors entered into in the ordinary course of business where the license of Company IP is incidental to and not material to performance under the applicable agreement.

(f) To the knowledge of the Company, (i) the operation of the business of each of the Acquired Companies as each has been conducted, as each currently is being conducted, and as each currently is contemplated by the Company to be conducted with respect to any product candidate currently under development, has not in the last three years infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate, any Intellectual Property Rights owned by any other Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights

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exclusively licensed to an Acquired Company. There is no Legal Proceeding (A) pending or, to the knowledge of the Company, threatened in writing against the Acquired Companies alleging that the operation of the business of the Acquired Companies as conducted in the last three years or as currently conducted infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending or, to the knowledge of the Company, threatened in writing by an Acquired Company that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to an Acquired Company. No Acquired Company has received any written notice or other written communication alleging that such Acquired Company has infringed, misappropriated or otherwise violated any Person’s Intellectual Property Rights or any written notice or other written communication containing an unsolicited offer to license such Person’s Intellectual Property Rights to any Acquired Company or requesting indemnification by an Acquired Company. No Acquired Company has given any indemnification, release or covenant to any third party against infringement, misappropriation or other violation of any Intellectual Property Rights, other than pursuant to the Roche License, and other than for non-material indemnification, release and covenant provisions contained in Company Contracts arising in the ordinary course of business.

(g) Each Acquired Company has taken commercially reasonable security measures to protect against unauthorized disclosure, and to protect the secrecy, confidentiality, and value, of all trade secrets and other confidential and non-public data and other information included within the Company IP, including all material confidential technical information.

(h) None of the Company Owned IP or, to the knowledge of the Company, the In-bound Roche IP or any other Intellectual Property Rights exclusively licensed to an Acquired Company, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that (i) adversely and materially restricts the use, transfer, registration or licensing by the Acquired Companies of any such Company IP, or (ii) impairs or undermines the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Company IP, or (iii) triggers any additional payment obligations by any of the Acquired Companies with respect to any such Company IP.

(i) The consummation of the Transactions will not materially alter or impair any Acquired Company’s rights in, to and under any material Company IP or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Company IP. Without limiting the foregoing, the consummation of the Transactions will not (i) result in the grant by any Acquired Company to any Person of, or require any Acquired Company to grant to any Person, any rights with respect to any Intellectual Property Rights, including with respect to the In-bound Roche IP, (ii) subject any Acquired Company to any increase in royalties or other payments in respect of any Company IP, including the In-bound Roche IP, or (iii) diminish any royalties or other payments any Acquired Company would otherwise be entitled to in respect of any Company IP.

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3.9 Data Protection.

(a) Since January 1, 2020, the Acquired Companies (i) are, and have been, in material compliance with all Data Security Requirements and (ii) have not received, or otherwise been subject to, any written complaints, written notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements. The Acquired Companies have put in place appropriate contractual obligations with any third parties that Process Personal Information on their behalf and, to the knowledge of the Acquired Companies, such third parties have Processed such Personal Information in material compliance with all such obligations.

(b) Since January 1, 2020, the Acquired Companies have maintained and complied in all material respects with commercially reasonable administrative, technical and physical safeguards that are designed to (i) prevent unlawful, unauthorized or accidental loss, destruction, use, modification, disclosure, unavailability of, or access to, Personal Information maintained by or on behalf of the Acquired Companies or of any software or information technology systems used by the Acquired Companies (each a “Security Incident”) and (ii) protect the confidentiality, integrity and availability of all such Personal Information, software and systems. Since January 1, 2020 through the date of this Agreement, none of the Acquired Companies has experienced a Security Incident.

3.10 Contracts.

(a) Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) containing any exclusivity obligations or otherwise limiting the freedom or right of an Acquired Company (or, to the actual knowledge of the Company, immediately after the Closing, Parent or its Affiliates) to engage in any line of business, to make use of any material Company IP or to conduct business or compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Company or (C) granting any right of first refusal, right of first offer, right of negotiation, option or similar right with respect to any equity interests or material assets or business of an Acquired Company (or, to the actual knowledge of the Company, immediately after the Closing, Parent or its Affiliates);

(ii) any Company Contract (except material transfer agreements, sponsored research agreements and non-material services agreements, in each case, entered into in the ordinary course of business consistent with past practice) that requires by its terms the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $500,000 in the current or immediately subsequent fiscal year, except to the extent terminable without penalty by an Acquired Company on 60 days’ or less notice (provided, that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs or payments for services rendered to the date);

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(iii) any Company Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company or the granting of Encumbrances over the property or assets of the Acquired Companies (other than Permitted Encumbrances) (except nondisclosure agreements entered into in the ordinary course of business);

(iv) any Company Contract constituting or relating to a joint venture, partnership, or limited liability corporation for the sharing of profits and losses, collaboration, strategic alliance or similar arrangement (except nondisclosure agreements entered into in the ordinary course of business);

(v) any Company Contract under which any Acquired Company has made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than an Acquired Company and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(vi) any Company Contract (A) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of any product or product candidate of an Acquired Company or (B) under which clinical, pre-clinical or non-clinical data relating to any product or product candidate of an Acquired Company is or may be generated, in either case ((A) or (B)), which is material to the business of any Acquired Company or relates to baxdrostat (CIN-107), except for, in each case, material transfer agreements, sponsored research agreements, nondisclosure agreements, non-material services agreements or commercially available Software-as-a-Service offerings or other licenses to commercially available off-the-shelf software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement, in each case, entered into in the ordinary course of business;

(vii) any Company Contract that is an In-bound License or Out-bound License, including the Roche License;

(viii) any Company Contract that prohibits, limits or requires the payment of dividends or distributions in respect of the capital stock of any Acquired Company, the pledging of the capital stock or other equity interests of any Acquired Company or the issuance of any guaranty by any Acquired Company;

(ix) any Company Contract that relates to the voting, disposition or registration of any securities of the Acquired Companies or payment of tax receivables to any current or former security holder of the Acquired Companies or other Person, or provides any Person the right to elect, or to designate or nominate for election, a director of any of the Acquired Companies and any stockholders’, investor rights, or similar Company Contracts with respect to any securities;

(x) any Company Contract with any former or current Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members providing for annual payments in the fiscal year ending December 31, 2021 in excess of $200,000 (other than the Company Equity Plans and the Company ESPP listed on Part 3.17(g) of the Company Disclosure Schedule, offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards);

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(xi) any Company Contract with a third party under which any Acquired Company obtains the services of temporary or leased employees;

(xii) any Company Contract with a third-party professional employer organization;

(xiii) any collective bargaining agreement or other Company Contract with any labor union, works council or similar employee representative entity;

(xiv) any Company Lease;

(xv) any Company Contract that provides for the acquisition, disposition, license or transfer of any business, stock or ownership interest in, or material assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) after the date of this Agreement (other than the sale of inventory in the ordinary course of business consistent with past practice) or (B) prior to the date of this Agreement, with obligations remaining to be performed or liabilities continuing after the date of this Agreement (other than indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance), except for in each case, licenses in connection with material transfer agreements, sponsored research agreements, nondisclosure agreements, non-material services agreements or non-exclusive out-bound licenses with clinical trial sites, subcontractors and vendors entered into in the ordinary course of business where the license is incidental to and not material to performance under the applicable agreement;

(xvi) any Company Contract with any Governmental Body;

(xvii) any hedging, swap, derivative or similar Company Contract; and

(xviii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has made available to Parent and Parent’s Representatives a copy of each written Material Contract together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Material Contract. Neither the applicable Acquired Company nor, to the knowledge of the Company, the other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, the other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other parties thereto, legal, valid, binding and in full force and effect. Each Material Contract is enforceable against and, to the knowledge of the Company, each Material Contract is enforceable by, the applicable Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2020 through the date of this Agreement, the Acquired

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Companies have not received any written notice regarding any material violation or breach or default under the Roche License, whether cured or not, or any material violation or breach or default under any other Material Contract that has not since been cured, and no party to any Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to any Material Contract or that it intends to terminate or cancel and Material Contract. No Acquired Company has waived in writing any material rights under any Material Contract.

3.11 Liabilities. The Acquired Companies do not have any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Acquired Companies (or disclosed in the notes to such balance sheet), except for: (i) liabilities disclosed or reserved against in the Balance Sheet in the Company SEC Documents; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement or in connection with the Transactions; (iii) liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company and entered into after the date of the Balance Sheet (A) that were made available to Parent and Parent’s Representatives prior to the date of this Agreement or are entered into in compliance with Section 5.2 or (B) in the ordinary course of business consistent with past practice and that do not constitute Material Contracts; or (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and which, individually and in the aggregate, are not material to the Acquired Companies, taken as a whole.

3.12 Compliance with Legal Requirements. (a) Each Acquired Company is, and since January 1, 2020, has been in compliance, in all material respects, with all applicable Legal Requirements, (b) since January 1, 2020, the Acquired Companies have not been given written communication of, or been charged with, any material violation of or noncompliance (including any investigation or inquiry for alleged noncompliance) with, any Legal Requirement, received any material fine, assessment or cease and desist order or the suspension, revocation or limitation or restriction of any material Governmental Authorization, and (c) to the knowledge of the Company, their respective Collaboration Partners are, and since January 1, 2020, have been, in compliance, in all material respects, with all applicable Legal Requirement as relates to any product or product candidate of the Acquired Companies. Since January 1, 2020, no Acquired Company has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Legal Requirement. The Company and its officers and directors are in material compliance with the applicable provisions of the Securities Act, the Exchange Act the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and the rules and regulations of Nasdaq.

3.13 Regulatory Matters.

(a) The Acquired Companies have filed with the applicable regulatory authorities (including the Food and Drug Administration (the “FDA”) or any other Governmental Body performing functions similar to those performed by the FDA in any jurisdiction) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and investigational new drug safety reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

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(b) All nonclinical and clinical investigations sponsored by or on behalf of the Acquired Companies have been conducted and are being conducted in material compliance with applicable Legal Requirements and guidances, including good clinical practices requirements and applicable Legal Requirements restricting the use and disclosure of individually identifiable health information. As of the date of this Agreement, neither the FDA, nor any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA, nor any institutional review board or independent ethics committee, has sent any written notices or other correspondence to any Acquired Company or an investigator with respect to any clinical or nonclinical studies or tests sponsored by or on behalf of any Acquired Company alleging or asserting material noncompliance with any applicable Legal Requirements or Governmental Authorizations with respect to any such study or test, or recommending or requiring the termination, suspension or material modification of such studies or tests, which modification would reasonably be expected to have a Material Adverse Effect.

(c) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for a product or product candidate of the Acquired Companies either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 C.F.R. Part 58 (“GLPs”) or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Acquired Companies.

(d) None of the Acquired Companies or any officer, director or managing employee of the Acquired Companies or, to the knowledge of the Company and to the extent relating to any product or product candidate of the Acquired Companies, any Collaboration Partner (i) has made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) has failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body, (iii) has committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA or any other Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy, (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code, or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. As of the date of this Agreement, no Acquired Company is the subject of any pending or, to the Company’s knowledge, threatened investigation in writing by the FDA or any other Governmental Body pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy. None of the Acquired Companies or any officers or employees of any Acquired Company or, to the knowledge of the Company, any agents or clinical investigators of the Acquired Companies has been suspended or debarred or charged with or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

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(e) Each Acquired Company is and, to the knowledge of the Company and to the extent relating to any product or product candidate of the Acquired Companies, each Collaboration Partner is, in material compliance and since January 1, 2020, has been in material compliance with all healthcare laws to the extent applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug and Cosmetic Act (“FDCA”), (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) the Public Health Service Act (“PHSA”); and (v) Legal Requirements which are cause for exclusion from any federal health care program. The Acquired Companies are not and have not been subject to and, to the knowledge of the Company and to the extent relating to any product or product candidate of the Acquired Companies, no Collaboration Partner is or has been subject to, any civil or criminal enforcement, regulatory or administrative proceedings against or affecting the Acquired Companies relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Legal Requirements, and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing. None of the Acquired Companies or any officers or employees of any Acquired Company or, to the knowledge of the Company, no agent or clinical investigator of the Acquired Companies, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Body.

(f) All manufacturing operations conducted for the benefit of the Acquired Companies with respect to any product candidate being used in human clinical trials have been conducted in all material respects in accordance with all applicable Legal Requirements including GMP. No manufacturing site that has conducted or is conducting manufacturing operations of product candidates for the benefit of the Acquired Companies is or has been, with respect to such product candidates being used in human clinical trials, subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Body. None of the Acquired Companies or, to the knowledge of the Company, any contract manufacturer for a product candidate manufactured for the benefit of the Acquired Companies that has been or is being used in human clinical trials, has, with respect to such product candidate, received any (i) FDA Form 483, (ii) warning letter, (iii) untitled letter, (iv) requests or requirements to make changes to its products, manufacturing processes or procedures, or (v) other similar correspondence or written notice from the FDA or any other Governmental Body alleging or asserting material noncompliance with any applicable Legal Requirements or Governmental Authorizations. To the knowledge of the Company, no event has occurred which would reasonably be expected to lead to any material claim, suit, proceeding, investigation, enforcement, inspection or other action by any Governmental Body or any FDA Form 483, warning letter, untitled letter or request or requirement to make changes to such product candidates or the manner in which such product candidates are manufactured, distributed, or marketed.

(g) The Company has made available to Parent and Parent’s Representatives true, and correct copies of the following materials in the possession of the Acquired Companies as of the date of this Agreement: (i) Investigational New Drug Applications; (ii) all material correspondence to or from the FDA and any other Governmental Body, and all other documents concerning material communications to or from the FDA and any other Governmental Body, in

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each case held by the Acquired Companies or any of their Collaboration Partners concerning (A) any product or product candidate of the Acquired Companies, (B) the compliance of the Acquired Companies and their Collaboration Partners with applicable Legal Requirements regarding any product or product candidate of the Acquired Companies, and (C) the likelihood or timing of, or requirements for, regulatory approval of any product or product candidate of the Acquired Companies; (iii) nonclinical, clinical and other data contained in or relied upon in any of the foregoing; and (iv) all material information concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of any product or product candidate of the Acquired Companies.

(h) Each Acquired Company holds and has, since January 1, 2020, held all material Governmental Authorizations and has submitted notices to the applicable regulatory authorities, including all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, necessary for the lawful operation of such Acquired Company’s business as is currently conducted or has been conducted, and all such Governmental Authorizations are valid and in full force and effect. There has not occurred any material violation of or default (with or without notice or lapse of time or both) under any such Governmental Authorization. Each Acquired Company is in compliance in all material respects with the terms of all such Governmental Authorizations. Since January 1, 2020, the Acquired Companies have not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of any Acquired Company is in material violation of any law that applies to such a Governmental Authorization.

(i) As of the date of this Agreement, the Company has no knowledge of (i) any adverse events that should have been reported but were not yet reported to FDA or other Governmental Body or institutional review board or independent ethics committee with respect to the safety or efficacy of any product or product candidate of the Acquired Companies, (ii) any scientific or technical fact or circumstance in existence as of the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the scientific, therapeutic or commercial viability of any product or product candidate of the Acquired Companies in light of the particular stage of development of the product or product candidate of the Acquired Companies and taking into account all relevant facts and circumstances in existence as of the date of this Agreement at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions, or (iii) any circumstance in existence as of the date of this Agreement that would reasonably be expected to lead to any refusal by any Governmental Body to accept or approve any filing, application or request for regulatory approval of the products or product candidates of the Acquired Companies in the United States or any other applicable jurisdiction.

(j) Part 3.13(j) of the Company Disclosure Schedule sets forth a true and complete list of all drug and biologic products that are being researched or under development by the Acquired Companies as of the date of this Agreement. All such products are in compliance in all material respects with all applicable requirements under the FDCA, the PHSA and all comparable state or foreign laws, including all requirements relating to research, development, manufacture, storing, testing, record-keeping, reporting, import, export, labeling, marketing, promotion, advertising, and distributing. The Acquired Companies have not received any written notice or other written communication from the FDA or any other Governmental Body alleging any violation of such requirements.

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3.14 Certain Business Practices.

(a) Neither the Company, nor any other Acquired Company nor any of their respective employees, officers, or directors, nor, to the Company’s knowledge, any of their other respective Representatives (in each case, acting in the capacity of an employee, officer, director or Representative of any Acquired Company), or any Collaboration Partner acting on the behalf of any member of the Acquired Companies, has (i) maintained any unlawful fund of corporate monies or properties or used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, (ii) made any false or fictitious entries on the Company’s or any Acquired Company’s accounting books and records, (iii) directly or indirectly offered, paid, given, promised to pay or give, made or authorized any unlawful payment or gift of anything of value, to any Government Official, (iv) directly or indirectly violated any Anti-Corruption Laws or any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect, (v) been or is under administrative, civil or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Anti-Corruption Laws, or (vi) received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the U.K. Serious Fraud Office, or any other Governmental Body regarding alleged or possible violations of any Anti-Corruption Laws.

(b) None of the Acquired Companies, their respective employees, officers or directors or, to the Company’s knowledge, any other Representative of the Acquired Companies (in each case, acting in the capacity of an employee, officer, director or Representative of any Acquired Company) or any Collaboration Partner acting on the behalf of any member of the Acquired Companies, has, directly or indirectly, taken any action in violation of any Legal Requirements relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the U.S. or any other applicable jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable Legal Requirement outside of the United States of a similar nature. None of the Acquired Companies, their respective employees, officers or directors or, to the Company’s knowledge, any other Representative (acting in their capacity as a Representative) of the Acquired Company is a Sanctioned Person. For purposes of this Agreement, “Sanctioned Person” means any Person that is the target of economic or financial sanctions or trade embargoes imposed, administered, or enforced by any relevant Governmental Body (to the extent consistent with the Legal Requirements of the United States), including those administered by the U.S. government through the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, including (i) any Person listed on the

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OFAC sanctions lists (including but not limited to the OFAC List of Specially Designated Nationals and Blocked Persons) or any other applicable list of designated or blocked Persons maintained by a U.S. or non-U.S. Governmental Body, (ii) any Person organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine) or part of the Government of Venezuela, and (iii) any Person 50% or more owned or controlled by any such Person or Persons described in (i) and (ii) above or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or applicable non-U.S. Governmental Body.

3.15 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to lawfully conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be material to the Acquired Companies, taken as a whole. The Governmental Authorizations held by the Acquired Companies are, in all material respects, valid and in full force and effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

3.16 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Tax Returns required to be filed by the Acquired Companies with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete, (ii) all Taxes that are due and payable by the Acquired Companies have been paid, (iii) the Acquired Companies have made adequate provision for all unpaid Taxes not yet due in accordance with GAAP, (iv) the Acquired Companies have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or third party (each as determined for Tax purposes), (v) the Acquired Companies have complied in all respects with all information reporting (and related withholding) and record retention requirements, and (vi) the Acquired Companies have not waived any statute of limitations with respect to any amount of Taxes or agreed to any extension or time with respect to a Tax assessment or deficiency.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Company which deficiency has not been paid, settled or withdrawn. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings before any Governmental Body regarding any material amount of Taxes of any Acquired Company or the assets of any Acquired Company. No Acquired Company is subject to Tax in any country outside its country of formation by virtue of having a permanent establishment, fixed place of business or similar nexus in or to such country.

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(c) None of the Acquired Companies has been informed in writing by any jurisdiction that the jurisdiction believes that such Acquired Company was required to file any Tax Return that was not filed.

(d) None of the Acquired Companies is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Companies or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax). No Acquired Company (i) is a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(e) There are no Encumbrances for material Taxes other than Permitted Encumbrances on any of the assets of an Acquired Company.

(f) Within the past three years through the date of this Agreement, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) To the knowledge of the Company, no Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) No Acquired Company is a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(i) No Acquired Company is or has ever been a controlled foreign corporation within the meaning of Section 957(a) of the Code. No Acquired Company has made an election under Section 965(h) of the Code.

(j) No Acquired Company holds an interest in a “passive foreign investment company” as defined in Section 1297 of the Code.

(k) No Taxes of any Acquired Company have been deferred under the CARES Act or under similar provisions of state, local or non-U.S. Legal Requirements.

(l) All related party transactions involving the Company have been conducted at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar provisions of state, local or non-U.S. Legal Requirements. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar provisions of state, local or non-U.S. Legal Requirements. Such compliance includes filing statements with respect to qualified cost share arrangements under Treasury Regulation section 1.482-7, as required.

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(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has timely collected all sales, use, goods and services, harmonized sales, value added, and similar Taxes required to be collected and has timely remitted such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates. The Company has filed or caused to be filed with the appropriate Governmental Body all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Body all unclaimed property required to be so remitted.

(o) Notwithstanding anything herein to the contrary, this Section 3.16 and, to the extent relating to Taxes, Section 3.17 contain the sole representations concerning Taxes of the Acquired Companies.

3.17 Employee Matters; Benefit Plans.

(a) Part 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all employees of any Acquired Company as of the date of this Agreement and any future employee of any Acquired Company to whom any Acquired Company has made an offer of employment as of the date of this Agreement, setting forth, on an anonymized basis, their (i) job titles; (ii) dates of hire or expected start dates; (iii) current rates of compensation; (iv) annual target incentive or bonus compensation for the current fiscal year (or other applicable bonus period) and the annual incentive or bonus compensation paid for the prior calendar year (or prior bonus period); (v) work locations; (vi) whether full-time or part-time; (vii) whether classified as exempt or non-exempt under the Fair Labor Standards Act; and (viii) immigration status. To the knowledge of the Company, no employee of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or interferes with the performance of such employee’s duties for such Acquired Company. As of the date of this Agreement, to the knowledge of the Company, no employee has provided notice of the intent to terminate his or her relationship with any Acquired Company.

(b) No employee of any Acquired Company has a principal place of employment outside the United States or is subject to the labor and employment Legal Requirements of any country other than the United States. The employment of each of the Company’s employees is terminable by the Company at will.

(c) No Acquired Company has, and would not reasonably be expected to have, any liability with respect to any Taxes (or the withholding thereof) in connection with any independent contractor, consultant or other non-employee service provider of any Acquired Company (collectively, “Contractors”). Each Acquired Company has properly classified each independent contractor, consultant or other non-employee service provider retained by such Acquired Company as an “independent contractor” pursuant to the Code and other applicable Legal Requirements.

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(d) None of the Acquired Companies is party to, has any duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any Acquired Company. Since January 1, 2020 through the date of this Agreement, there has not been any strike, slowdown, work stoppage, lockout, picketing or labor dispute, or, to the knowledge of the Company, any threat of the foregoing affecting any Acquired Company or any of its employees. Since January 1, 2020, each Acquired Company has complied in all material respects with all applicable Legal Requirements related to employment and employment practices, including any pertaining to payment wages and hours of work, leaves of absence, plant closing notifications, immigration (including with respect to Forms I-9), employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, or the collection and payment of withholding and social security Taxes, and other employment-related Taxes, and there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to such applicable Legal Requirements. There are no Legal Proceedings pending or, to the Company’s knowledge, threatened in writing between any Acquired Company, on the one hand, and any of their respective current or former employees or Contractors, on the other hand.

(e) No allegations of sexual harassment or sexual misconduct have been made to any Acquired Company against any director, officer, employee or Contractor of any Acquired Company and, to the knowledge of the Company, there have not been any such allegations. No Acquired Company has entered into any settlement agreements related to allegations of sexual harassment or misconduct by a director, officer, employee or Contractor of any Acquired Company.

(f) Part 3.17(f) of the Company Disclosure Schedule sets forth a list of the Employee Agreements as of the date of this Agreement (i) that are offer letters or employment agreements of any current employees; (ii) the terms of which obligate or may in the future obligate an Acquired Company to make any severance, termination or similar payment to any employee; or (iii) pursuant to which an Acquired Company may be obligated to make any change-in-control, retention or similar payment to any employee.

(g) Part 3.17(g) of the Company Disclosure Schedule sets forth a list of the material Employee Plans as of the date of this Agreement, other than the Employee Agreements; provided that, with respect to any stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right award agreement and grant notices or other agreement for employees of any Acquired Company and agreements with consultants entered into in the ordinary course of business, Part 3.17(g) of the Company Disclosure Schedule shall list (i) any form thereof and (ii) any material individual agreements or grant notices that materially deviate from the applicable standard form listed in Part 3.17(g) of the Company Disclosure Schedule. For each Employee Plan listed in Part 3.17(g) of the Company Disclosure Schedule, the Company has made available to Parent and Parent’s Representatives prior to the execution of this Agreement accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, or a written summary of any material unwritten Employee Plan; (ii) any currently effective determination letter or opinion letter received from the

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IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any material correspondence with the Department of Labor, Internal Revenue Service or any other Governmental Body regarding the plan.

(h) Neither an Acquired Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA sponsors, maintains, contributes to, is required to contribute to, or has during the past six years sponsored, maintained, contributed or been obligated to contribute to, or incurred or could reasonably be expected to incur any liability with respect to: (i) a plan subject to Title IV of ERISA or Code Section 412, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) except as set forth on Part 3.17(h) of the Company Disclosure Schedule, any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any health or other welfare arrangement that is self-insured by an Acquired Company. No Employee Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(i) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code on which the Company is entitled to rely, and, to the knowledge of the Company, no event has occurred, and no condition, fact or circumstance exists, that would reasonably be expected to cause the loss of such qualification. Each of the Employee Plans is now and has been, in all material respects, established and operated in compliance with its terms and all applicable Legal Requirements, including ERISA and the Code, with respect to current and former service providers of the Acquired Companies. No Legal Proceedings with respect to any Employee Plan are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Employee Plan, any fiduciary with respect to an Employee Plan or the assets of an Employee Plan (other than routine claims for benefits). All assets of any Employee Plan consist of cash or actively traded securities, and no Employee Plan has ever held employer securities or employer real property as a plan asset. No employee of an Acquired Company is a “leased employee” within the meaning of Section 414(n) of the Code.

(j) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither any Acquired Company nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Company.

(k) All contributions that are due to an Employee Plan have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Acquired Companies. Each

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Employee Plan (or an Acquired Company’s participation in an Employee Plan, as applicable) may be terminated as of or after the Closing without resulting in any liability to any Acquired Company, Parent or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

(l) The consummation of the Transactions (including in combination with other events or circumstances) will not (i) result in any compensatory payment becoming due, accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate under any Employee Agreement or Employee Plan; (ii) directly or indirectly cause the Acquired Companies to transfer or set aside any material assets to fund any benefits under any Employee Agreement or Employee Plan; (iii) otherwise give rise to any material liability under any Employee Agreement or Employee Plan; (iv) result in a “disqualified individual” receiving any “excess parachute payment,” (each such term as defined in Section 280G(b)(1) of the Code); (v) result in the triggering or imposition of any restrictions or limitations on the rights of any Acquired Company to amend or terminate any Employee Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

3.18 Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Acquired Companies are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (b) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against an Acquired Company or any Leased Real Property, (c) the Acquired Companies have not received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Companies relating to or arising under Environmental Laws, (d) no Person has been exposed to any Hazardous Materials at a property or facility of an Acquired Company at levels in excess of applicable permissible exposure levels and there are and have been no Hazardous Materials present or released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Company under any Environmental Law; and (e) no Acquired Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.19 Insurance. The Company has made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies as of the date of this Agreement. Except as would not reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect, (i) all insurance policies of the Acquired Companies are in full force and effect (except for any expiration thereof in accordance with its terms), (ii) all premiums due thereunder have been paid, and (iii) no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both,

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would constitute a default by any insured thereunder or permit termination or modification under any such insurance policy. There are no pending material claims under any insurance policy of the Acquired Companies as to which any insurer has, in a written notice to the Acquired Companies, questioned, denied, disputed or threatened to rescind or avoid coverage or reserved its rights to do any of the foregoing.

3.20 Legal Proceedings; Orders.

(a) There is no material Legal Proceeding pending (or, to the knowledge of the Company, threatened in writing) against an Acquired Company or its assets or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such.

(b) There is no material order, writ, injunction or judgment to which an Acquired Company or its assets is subject.

(c) No material investigation or review by any Governmental Body with respect to an Acquired Company is pending or, to the knowledge of the Company, is being threatened in writing.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company and the Company Board. The Company Board (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Transactions are advisable to, and in the best interest of, the Company and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, as of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions. No other Takeover Law or anti-takeover provision in the Certificate of Incorporation or bylaws of the Company is applicable to the Transactions.

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3.23 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.24 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws of the Company or any organizational document or any other Acquired Company; (b) assuming compliance with the filing of a certificate of merger with the Secretary of State of the State of Delaware and the applicable provisions of the HSR Act, applicable foreign Antitrust Laws and applicable Foreign Investment Laws in those jurisdictions identified in Schedule 6.2(b), if any, and the rules and regulations of Nasdaq, conflict with or cause a violation by any Acquired Company of any Legal Requirements or order applicable to it, or to which any Acquired Company is subject; (c) conflict with, result in breach of, or constitute (with or without notice of or lapse of time or both) a default under, or give rise to a right of termination, modification, cancelation or acceleration under, any Material Contract; or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties or assets of the Acquired Companies, except in the case of clauses (b) and (c), for such violations, conflicts, breaches, and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9), the filing of a certificate of merger pursuant to the DGCL, the HSR Act and the filings, notifications or approvals required under foreign Antitrust Laws and applicable Foreign Investment Laws in those jurisdictions identified in Schedule 6.2(b), if any, and the rules and regulations of Nasdaq, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery by the Company of this Agreement, or the consummation by the Company of the Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive have had or are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.25 Fairness Opinion. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC, as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price to be paid to the holders of Shares (other than any Excluded Shares and any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. It is agreed and understood that such opinion is for the benefit of the Company Board. The Company shall deliver or make available to Parent solely for informational purposes a copy of the signed opinion promptly following the Company’s receipt of such opinion.

3.26 Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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3.27 No Other Representations or Warranties; Acknowledgment by the Company.

(a) Except for the representations and warranties expressly set forth in this Section 3, none of the Acquired Companies nor any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Acquired Companies or their respective businesses or with respect to any other information made available to Parent, Purchaser or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Acquired Companies hereby expressly disclaim any such other representations and warranties.

(b) The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Purchaser that are expressly set forth in Section 4 of this Agreement, neither Parent nor Purchaser nor any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Purchaser or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Purchaser or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Purchaser and their Affiliates have specifically disclaimed any such other representations and warranties.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any such failure would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

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4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and the CVR Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the CVR Agreement and the consummation by Parent and Purchaser of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes, and the CVR Agreement will be duly executed and delivered by Parent prior to the Offer Acceptance Time, and assuming due authorization, execution and delivery by the Rights Agent, will constitute, the legal, valid and binding obligation of Parent and Purchaser and is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. The execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) assuming compliance with the filing of a certificate of merger with the Secretary of State of the State of Delaware and the applicable provisions of the HSR Act, applicable foreign Antitrust Laws and applicable Foreign Investment Laws in those jurisdictions identified in Schedule 6.2(b), if any, and the rules and regulations of Nasdaq, conflict with or cause a violation by Parent or Purchaser of any applicable Legal Requirements or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute (with or without notice of or lapse of time or both) a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the filing of a certificate of merger pursuant to the DGCL or the HSR Act and the filings, notifications or approvals required under foreign Antitrust Laws and applicable Foreign Investment Laws in those jurisdictions identified in Schedule 6.2(b), if any, neither Parent nor Purchaser is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement and the CVR Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents, at the time of the filing of such Offer Documents or any supplement or amendment thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information

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with respect to Parent or Purchaser that is supplied by or on behalf of Parent or Purchaser to the Company in writing specifically for use in the Schedule 14D-9 will, at the time such document is filed with the SEC, and at the time of any distribution or dissemination of such document, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Purchaser, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7 Sufficiency of Funds. Parent will have and will cause Purchaser to have at the Offer Acceptance Time and at the Closing cash resources in immediately available funds and in an amount sufficient to consummate the Offer and Merger. Parent will have and will cause Purchaser to have at the Milestone Payment Date cash resources in immediately available funds and in an amount sufficient to satisfy Parent’s cash payment obligations under the CVR Agreement.

4.8 Ownership of Shares. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the date of this Agreement, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or its Affiliates.

4.10 No Other Representations or Warranties; Acknowledgment by Parent and Purchaser.

(a) Except for the representations and warranties expressly set forth in this Section 4, neither Parent nor Purchaser nor any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Purchaser or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Purchaser hereby expressly disclaim any such other representations and warranties.

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(b) Parent and Purchaser acknowledge and agree that, except for the representations and warranties made by the Acquired Companies that are expressly set forth in Section 3 of this Agreement (as qualified by the Company Disclosure Schedule), none of the Acquired Companies nor any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Acquired Companies, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies or any other matter made available to Parent, Purchaser or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Neither Parent nor Purchaser is relying upon and each of Parent and Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Acquired Companies and their Affiliates have specifically disclaimed any such other representations and warranties.

(c) Parent and Purchaser have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company by Parent, the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Companies, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; provided, however, that any such access described in clause (a) shall be in compliance with then-applicable local COVID-19 Measures, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company; provided that the Company shall be permitted to provide any such information described in clauses (a) or (b) electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and shall not include invasive testing. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (after consultation with its outside counsel) (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company uses its reasonable best efforts to communicate the applicable information to Parent in a way that would not contravene any applicable Legal Requirement, fiduciary duty or binding agreement, as applicable) or (iii) increase the risk of facing any Regulatory Hurdle; provided, further, that disclosure may be limited to external counsel for Parent to the extent required for the purpose of complying with applicable Antitrust Laws. With respect

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to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with (to the extent required thereby), all of its obligations under the Reciprocal Confidentiality Agreement dated May 10, 2021, between the Company and AstraZeneca Pharmaceuticals LP, as amended (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company.

5.2 Operation of the Acquired Companies’ Business.

(a) During the Pre-Closing Period: (i) except (A) as required or expressly permitted under this Agreement or as required by applicable Legal Requirements, or to comply with or implement applicable local COVID-19 Measures, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to conduct its business in all material respects consistent with past practice and (ii) the Company shall promptly notify Parent of (A) any knowledge of any written notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, and (B) any material claims made by an Acquired Company under any insurance policy of the Acquired Companies. Any action, the subject matter of which is addressed in Section 5.2(b) below, shall be deemed compliant with this Section 5.2(a) if compliant with Section 5.2(b).

(b) Without limiting the generality of Section 5.2(a), during the Pre-Closing Period, except (i) as required or expressly permitted under this Agreement or as required by, or necessary to comply with, applicable Legal Requirements, including Antitrust Law, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Part 5.2 of the Company Disclosure Schedule, the Acquired Companies shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, or (B) repurchase, redeem or otherwise acquire any of its shares of capital stock (including any Share), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or acquisitions of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to repurchase or acquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of this Agreement (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date of this Agreement) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards outstanding as of the date of this Agreement, pursuant to its terms as of the date of this Agreement;

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(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company, including the grant of any stock options to non-employee directors of an Acquired Company, either in lieu of cash compensation or otherwise (except that the Company may issue Shares as required to be issued upon the settlement of RSUs or upon the exercise of Company Options or Company Warrants, in each case outstanding as of the date of this Agreement or as permitted pursuant to Part 5.2 of the Company Disclosure Schedule and in accordance with the terms of the applicable Company Option, RSU or Company Warrant as in effect on the date of this Agreement or as permitted pursuant to Part 5.2 of the Company Disclosure Schedule);

(iv) commence any offering or offering period under the Company ESPP;

(v) establish, adopt, terminate or amend any Employee Plan (or any plan, program, or practice that would be an Employee Plan if it were in existence on the date of this Agreement), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of this Agreement);

(vi) (A) enter into (1) any change-of-control agreement with any executive officer, employee, director or independent contractor or (2) any retention agreement with any executive officer, employee, director or Contractor, or (B) enter into (1) any employment, severance or other agreement with any executive officer, employee, or director, or (2) any consulting agreement with an independent contractor, or (C) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code;

(vii) (A) hire any employee or (B) terminate the employment of any employee, other than for cause;

(viii) amend, or permit the adoption of any amendment to, or waive or rescind any provision of, the Certificate of Incorporation or bylaws or other charter or organizational documents;

(ix) form any new Subsidiary, acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by the Acquired Companies and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

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(x) make or authorize any capital expenditure (except that the Acquired Companies may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget made available to Parent and Parent’s Representatives prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Companies since the date of this Agreement but not provided for in the Company’s capital expense budget made available to Parent and Parent’s Representatives prior to the date of this Agreement, does not exceed $250,000 individually and $500,000 in the aggregate during any fiscal quarter);

(xi) acquire, sell, license or otherwise dispose of, divest or spin-off, transfer, or assign any material assets or properties (including shares in the capital of the Company’s Subsidiaries), except, in the case of any of the foregoing (A) for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements in the ordinary course of business consistent with past practice and that are incidental to and not material to performance under the applicable agreement), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Companies in the ordinary course of business or (C) other than investments in marketable securities in the ordinary course of business consistent with past practice;

(xii) (A) sell, assign, transfer, convey, pledge, encumber, dispose, license, sublicense, abandon, cancel, waive, or impair any Company IP (other than non-exclusive license agreements in the ordinary course of business consistent with past practice and that are incidental to and not material to performance under the applicable agreement), (B) amend any patent in the Company IP, or amend any patent application in the Company IP except as may be required during original prosecution, (C) fail to exercise a right of renewal or extension under or with respect to any Company IP or (D) disclose any trade secrets or other non-public confidential data and other information of any of the Acquired Companies outside of an appropriate confidentiality agreement;

(xiii) lend money or make capital contributions or advances to or make investments in, any Person, invest cash other than in the ordinary course of business consistent with past practice, or incur or guarantee any Indebtedness (except for intercompany loans, advances to employees and consultants for travel and other business-related advances, in each case, in the ordinary course of business consistent with past practice);

(xiv) make or change any material Tax election or settle or compromise any material Tax claim, audit, assessment, or dispute, adopt or change an annual Tax accounting period or any material Tax accounting method, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of a material amount of Taxes, or fail to file when due (taking into account any extensions automatically granted) any material Tax Return;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

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(xvi) except as set forth in Section 6.6, settle, release, waive, compromise or pay any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than in respect of any breach of this Agreement, that involves: (A) payment of an amount (in excess of insurance proceeds) that is more than $500,000 in the aggregate; (B) equitable or injunctive relief that would have a material effect on the operations of any Acquired Company; (C) the admission of wrongdoing by any Acquired Company; or (D) any actual or potential violation of any criminal Legal Requirement;

(xvii) adopt, enter into or amend any collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;

(xx) (A) waive, release or assign any material rights or claims under, renew, terminate, cancel, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights under or terminate, any Material Contract, (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract;

(xxi) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Governmental Authorizations in a manner that would materially impair the operation of the business of the Acquired Companies;

(xxii) (A) forgive any loans to directors, officers, employees or any of their respective Affiliates or (B) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xxiii) commence or modify any clinical study other than those set forth on Part 5.2(b)(xxiii) of the Company Disclosure Schedule or, unless mandated by any Governmental Body, make any material change to, discontinue, terminate or suspend any clinical study without first consulting Parent in good faith;

(xxiv) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied; or

(xxv) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxiv) of this Section 5.2(b).

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Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time and nothing contained in this Agreement is intended to give the Acquired Companies, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or Section 6.1 or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b) Except as expressly permitted by this Section 5.3, during the Pre-Closing Period, the Acquired Companies shall not and shall instruct their Representatives not to, directly or indirectly, (i) engage in, continue or otherwise participate in any solicitation, knowing facilitation or encouragement, discussions or negotiations with any Persons (other than Parent, Purchaser or their designees) that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other Person any non-public information or afford access to the business, personnel, properties, assets, books or records of the Acquired Companies to any other Person, in each case in connection with or for the purpose of knowingly facilitating or encouraging, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, terminate, grant any waiver, amendment or release of or under, or knowingly fail to enforce, any standstill or similar agreement, including any Acceptable Confidentiality Agreement (or any standstill or similar provision of any other Contract, including any Acceptable Confidentiality Agreement), except where such action or failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under the applicable Legal Requirements, (D) enter into any letter of intent, acquisition agreement, agreement in principle or similar Contract or agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or enter into any Contract or agreement requiring the Company to abandon, terminate or fail to consummate the Transactions or that would otherwise materially impede the ability of Parent and Purchaser to consummate the Offer and the Merger, (E) take any action or exempt any other Person from the restriction on “business combinations” or any similar provision contained in applicable Takeover Laws, the Certificate of Incorporation or bylaws of the Company or grant a waiver under Section 203 of the DGCL, or (F) resolve, propose or agree to do

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any of the foregoing. The Acquired Companies shall and shall instruct their Representatives to immediately cease any solicitation, discussions or negotiations with any other Person with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. Promptly (but in no event later than 48 hours) following the date of this Agreement and in accordance with the applicable terms of Section 6.8, the Company shall request the prompt return or destruction of all confidential information concerning the Company previously furnished to any other Person for the purposes of evaluating a potential Acquisition Proposal within the last six months and immediately terminate access to such Person to any physical or electronic data rooms relating to a potential Acquisition Proposal.

(c) If at any time during the Pre-Closing Period, any Acquired Company or any of their Representatives receives an unsolicited bona fide (as reasonably determined in good faith by the Company Board) written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and, after consultation with outside legal counsel, that the failure to take any such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may, following the execution of an Acceptable Confidentiality Agreement, (A) pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, furnish information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within the shorter of one business day and 36 hours) notify Parent in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal, or that could reasonably be expected to lead to an Acquisition Proposal, are received by any Acquired Company or any of their Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) promptly (and in any event within the shorter of one business day and 36 hours) provide to Parent a copy of any such written inquiry, proposal or offer or Acquisition Proposal received by any Acquired Company or any of their Representatives in connection therewith and a summary of the material terms and conditions of any such oral inquiry, proposal or offer or Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such inquiry, proposal or offer or Acquisition Proposal (including any material changes to the terms thereof) on a reasonably prompt basis, including by providing to Parent promptly (and in any event within 24 hours) a copy of material amendments and modifications thereto and (iv) upon the request of Parent, reasonably inform Parent of the status of such inquiry, proposal or offer or Acquisition Proposal.

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(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such action that would otherwise constitute a Company Adverse Change Recommendation will be made only in accordance with Section 6.1(b).

(f) The Company agrees that in the event any Representative of any Acquired Company takes any action which, if taken by the Acquired Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Purchaser) or fail to include in the Schedule 14D-9 when disseminated to the Company Stockholders, or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) approve, recommend, declare advisable, submit to the Company Stockholders or make any recommendation other than a rejection of, or publicly propose to approve, recommend, declare advisable, submit to the Company Stockholders or make any recommendation other than a rejection of, any Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within ten business days after Parent so requests in writing, provided, that Parent may only make such request once every 30 days unless there has been a publicly disclosed change regarding an Acquisition Proposal or (D) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise reasonably be expected to materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting for payment for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

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(i) if the Company has received an unsolicited bona fide (as reasonably determined in good faith by the Company Board) written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn, and after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer pursuant to Section 8.1(h), if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) at least four business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent, prior to or concurrently with the delivery of the Determination Notice, a copy of any written Acquisition Proposal in accordance with Section 5.3(d) and the latest draft of any definitive agreement being negotiated in connection with the applicable Acquisition Proposal, (y) the Company shall have negotiated, and shall have instructed its Representatives to negotiate, in good faith with Parent for four business days after the Determination Notice to revise the terms of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Offer, to the extent Parent desires to negotiate, and (z) no earlier than the end of such four business day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not in and of itself be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any amendment to the financial terms or any other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four business days shall be deemed to be three business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change

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Recommendation; and (C) (1) prior to or concurrently with the delivery of the Determination Notice, the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have negotiated, and shall have instructed its Representatives to negotiate, in good faith with Parent for four business days after the Determination Notice to propose revisions to the terms of this Agreement so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, to the extent Parent desires to negotiate and (3) no earlier than the end of such four business day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four business days shall be deemed to be three business days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten business days after the date of this Agreement (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) promptly make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws in those jurisdictions identified in Schedule 6.2(b), if any, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Closing, or under Foreign Investment Laws identified in Schedule 6.2(b), if any.

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(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly give the other Parties notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation or Legal Proceeding, (v) promptly furnish to the other Party with copies of documents, communications or materials provided to or received from any Governmental Body in connection with any such filing, request, inquiry, investigation, action or Legal Proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation or Legal Proceeding (other than Item “4(c)” and “4(d)” documents as those terms are used under the HSR Act, unless a Governmental Body initiates a Legal Proceeding with respect to the Transactions), and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding, provided that documents and information provided to the other Party pursuant to this paragraph may be redacted (A) to remove references to valuation of the Company or the identity of alternative acquirers, (B) to comply with contractual arrangements, or (C) to protect privilege, and may be limited to outside counsel and outside consultants retained by such counsel. Each Party shall respond as promptly as practicable, unless otherwise agreed by the Parties, to any request for information, documents or testimony from any Governmental Body. Parent and Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. No Party shall enter into any timing agreement or commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws, or not to consummate the Transactions for any period of time, without the prior written consent of the other Party.

(d) Parent agrees that it shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, by merger, consolidation, exclusive license or purchasing a substantial portion of the assets of or equity in any Person, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other Transactions, including any approvals and expiration of waiting periods

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pursuant to the HSR Act or materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions (the “Regulatory Hurdles”).

(e) In no event shall Parent or Purchaser be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (1) sell, license, divest, dispose of or hold separate any portion of the businesses, operations, assets or product lines of Parent, the Company, the Surviving Corporation or any of their respective Affiliates (in each case, other than with respect to any businesses, operations, assets or product lines with a fair market value of less than $10,000,000 in the aggregate), (2) restrict, prohibit or limit the ownership or operation by Parent, the Company, the Surviving Corporation or any of their respective Affiliates of all or any portion of their business or assets in any part of the world (in each case, other than with respect to any business (including portion thereof) or assets with a fair market value of less than $10,000,000 in the aggregate), (3) enter into any Contract or be bound by any obligation that would have an adverse effect (other than an immaterial adverse effect) on the Parent or the Company or to the benefits to Parent of the Merger, (4) cause Parent or any of its Subsidiaries to divest any Shares, or impose limitations on their ability to acquire, hold or exercise full rights of ownership of, any Shares, including the right to vote Shares acquired or owned on all matters properly presented to the Company Stockholders, (5) modify any of the terms of this Agreement or the Merger or the other transactions contemplated by this Agreement, or (6) initiate or participate in any Legal Proceeding with respect to any such matters (any such action, a “Non-Required Remedy”); provided, that the Company is not required to agree to any of the foregoing clauses (1)-(6) unless such action, commitment, agreement, condition or restriction is conditioned upon the Closing.

6.3 Company Options, RSUs, Restricted Shares and Company Warrants; Company ESPP.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Warrants and Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) (i) except as provided in Part 5.2 of the Company Disclosure Schedule, to accelerate the vesting and exercisability (as applicable) of each unvested Company Option, RSU and Restricted Share then outstanding so that each such Company Option, RSU and Restricted Share shall be fully vested and, if applicable, exercisable effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Section 2.8(a), Section 2.8(b) and Section 2.8(d) following the vesting acceleration described in this clause (i), (ii) to cause, as of the Effective Time, each unexpired and unexercised Company Option and each RSU then outstanding as of immediately prior to the Effective Time to be canceled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8, (iii) to effect the treatment of the Restricted Shares as described in Section 2.8(e) and (iv) to effect the treatment of the Company Warrants as described in Section 2.8(f). The Company shall, to the extent reasonably necessary, amend the applicable Company Equity Plan prior to granting any equity compensation awards described in Part 5.2, Item 6 of the Company Disclosure Schedule to permit the treatment of such equity compensation awards upon

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the Effective Time as described in Part 5.2, Item 6 of the Company Disclosure Schedule. Promptly following approval of any of the equity compensation awards described in Part 5.2, Item 6 of the Company Disclosure Schedule, the Company shall promptly provide Parent with a schedule of such awards, setting forth the individual recipients, amounts, vesting schedule and allocations. The Company shall terminate all Company Equity Plans as of the Effective Time and ensure that from and after the Effective Time there are no outstanding rights to acquire Shares pursuant to any Company Equity Plan. The Company shall provide to Parent, prior to the Closing, copies of all documentation evidencing satisfactory completion of the actions necessary and appropriate to effectuate the actions contemplated by this Section 6.3(a).

(b) As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time and (ii) no offering period shall be commenced under the Company ESPP prior to the Effective Time. The Company shall provide to Parent, prior to the Closing, copies of all documentation evidencing satisfactory completion of the actions necessary and appropriate to effectuate the actions contemplated by this Section 6.3(b).

6.4 Employee Benefits. For a period of at least one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), non-equity annual cash bonus opportunities, and vacation, each of which is no less favorable than the base salary (or base wages, as the case may be), non-equity annual cash bonus opportunities, and vacation provided to such Continuing Employee immediately prior to the Effective Time, and (ii) severance pay and benefits no less favorable than the severance pay and benefits provided under the Employee Plans set forth on Part 3.17(g) of the Company Disclosure Schedule or in Employee Agreements set forth on Part 3.17(f) of the Company Disclosure Schedule, except, in each case, to the extent more favorable compensation and benefits may be required by applicable Legal Requirements. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for purposes of eligibility to participate and vesting under Parent’s or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date (but such service credit shall not be provided for purposes of benefit accrual, except under Parent’s or the Surviving Corporation’s vacation policy), provided that the foregoing shall not result in the duplication of benefits or apply to entitlement to participate in, or receive benefits with respect to, any pension plan or any retiree medical programs or other retiree welfare benefit programs.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practices and policies of the Company or Parent.

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(c) To the extent that Continuing Employees participate in any health plan of Parent or the Surviving Corporation, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health plan shall, for purposes of deductibles, co-payments and out-of-pocket maximums, credit Continuing Employees for amounts paid prior to the Effective Time with the Company to the same extent that such amounts paid were recognized prior to the Effective Time under the corresponding health benefit plan of the Company.

(d) If annual bonuses in respect of the Company’s 2022 fiscal year have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, pay each Continuing Employee a 2022 annual bonus in an amount equal to the Continuing Employee’s allocated portion of the 2022 annual bonus pool, with such bonus payments to be made no later than the second payroll date following the Closing Date.

(e) If, at least ten business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its participation in each Employee Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), then the Company shall (i) take all actions necessary and appropriate to terminate the Company’s participation in the Company 401(k) Plan effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”), (ii) make all employee and employer contributions to the Company 401(k) Plan on behalf of all participants under the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of such participants had the Merger not occurred, and (iii) fully vest all participants under such Company 401(k) Plan; provided, however, that the termination of participation in the Company 401(k) Plan, cessation of contributions, and vesting of participants thereunder shall be contingent upon the Effective Time. If participation in the Company 401(k) Plan is terminated pursuant to this Section 6.4(e), then as of the Closing Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) Termination Date to participate in Parent’s retirement plan intended to be qualified under Section 401(a) of the Code (“Parent’s 401(k) Plan”) and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) Plan, including any outstanding participant loans, to Parent’s 401(k) Plan. If requested by Parent in writing at least ten business days prior to the Effective Time, the Company shall terminate all Company Contracts with professional employer organizations, or other agreements or arrangements providing for co-employment of employees of the Acquired Companies prior to the Closing or as soon as reasonably practicable following the Closing, including sending all required notices, such that each such Company Contract, agreement or arrangement shall be of no further force or effect following the payment of the Company’s final payroll and the payout of the Company Options and RSUs.

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(f) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause or advance notice.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors and officers of any Acquired Company as of the date of this Agreement or have been directors or officers of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Certificate of Incorporation and bylaws (or applicable governing documents) of the Company (or other Acquired Company) as in effect as of the date of this Agreement (and as set forth in the certificate of incorporation and bylaws of the Surviving Corporation as set forth in Exhibit C and Exhibit D, respectively), as provided in the Company’s Amended and Restated Investors’ Rights Agreement, dated as of September 22, 2021, and as provided in the indemnification agreements between an Acquired Company and said Indemnified Persons in the forms made available to Parent prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’

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fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Acquired Companies as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent and Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to liability for their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Acquired Companies (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent which approval is not to be unreasonably withheld, conditioned or delayed) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required, or the Company be permitted, to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Acquired Companies with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Persons.

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6.6 Securityholder Litigation. During the Pre-Closing Period, the Company shall promptly (and in any event within two business days) notify Parent of any Legal Proceedings against the Acquired Companies or their respective directors or officers, in their capacities as such, relating to the Transactions. The Company shall keep Parent reasonably informed of the status of any such Legal Proceedings, including as to the proposed strategy and other significant decisions with respect to such Legal Proceedings, give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Legal Proceedings, and the right to consult on the defense or any proposed compromise or settlement with respect to such Legal Proceedings, and the Company shall in good faith take such comments into account. The Company shall not agree to any such compromise or settlement, or file any supplemental disclosures to moot or otherwise address the claims in any Legal Proceeding, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.7 Additional Agreements.

(a) During the Pre-Closing Period, subject to applicable Legal Requirements and only to the extent the integrity of any clinical trial is not compromised in any respect (as determined by the Company after consultation with outside legal counsel), the Company shall (i) provide Parent with advance notice, if practicable, of any meetings or scheduled videoconferences or calls, in each case, that are substantive or reasonably likely to be substantive, that an Acquired Company has with the FDA or EMA or any advisory committee thereof and permit a reasonable number of Representatives of Parent (not to exceed two) to attend any such meeting, videoconference or call, (ii) promptly notify Parent of any substantive notice or other substantive communication to an Acquired Company from the FDA or EMA or any advisory committee thereof with respect to any product or product candidate of the Company and (iii) promptly furnish Parent with all substantive correspondence, filings and written communications to be sent or received by an Acquired Company and their respective Representatives to or from, as the case may be, the FDA, EMA, any advisory committee thereof or its staff. Subject to applicable Legal Requirements and only to the extent reasonably practicable and the integrity of any clinical trial is not compromised in any respect (as determined by the Company after consultation with outside legal counsel), prior to attending any such meeting, videoconference or call, or responding to or making any such communication with respect to any of the foregoing, the Company shall, and shall, as necessary, instruct its Representatives to, consult with Parent and consider in good faith the views and comments of Parent in connection with, and reasonably in advance of, any such meeting, videoconference, call, response or communication. Notwithstanding the foregoing, the Company’s obligations set forth in this clause (a) shall only apply to the extent that the Company receives reasonable notice of such meeting, videoconference, call, communication or correspondence.

(b) Without limitation or contravention of the provisions of Section 6.2 (but subject to Section 6.2(e)), and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Legal Requirements set forth on Schedule 6.7, (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract

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set forth on Schedule 6.7 by such Party in connection with the Transactions and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure.

(a) Each of Parent and the Company shall issue an initial press release relating to this Agreement whose form and content shall be agreed to by the Company (in the case of the press release issued by Parent) or Parent (in the case of the press release issued by the Company), as applicable (and filed as an exhibit to a Form 8-K and as a pre-commencement communication on Schedule 14D-9 by the Company, and as a pre-commencement communication on Schedule TO by Parent and Purchaser). Thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (i) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to Company Associates (subject to Section 6.8(b)) and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures, public statements or statements to Company Associates made jointly by the Parties (or individually, if approved by the other Party); (ii) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice and, to the extent relating to the Offer, the Merger, this Agreement or any of the other Transactions, opportunity for review and comment to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; and (iii) a Party need not consult with the other Party hereto in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation (in the case of the Company, in compliance with the provisions of Sections 5.3 and 6.1).

(b) All formal broad-based written communications to the officers or employees of the Acquired Companies pertaining to post-Closing compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communications are consistent with a communication previously publicly disclosed in compliance with this Agreement or approved by Parent or includes only information that is specifically included in this Agreement (including the Company Disclosure Schedule). The Company shall provide Parent with a copy of any such intended communication that requires Parent’s consent, and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations to the officers or employees of the Acquired Companies pertaining to such post-Closing compensation or benefit matters that are affected by this Agreement shall be materially consistent with such formal written communications.

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6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall take all action necessary to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the Termination Date or of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the Termination Date or of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions. The delivery of any notice pursuant to this Section 6.9(b) or pursuant to Section 5.2(a)(ii) shall not limit or otherwise affect the remedies available hereunder to any party.

6.10 Section 16 Matters. The Company, and the Company Board (or committee thereof), shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.12 Rule 14d-10 Matters. Each Party agrees that prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

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6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each Party shall cooperate with one another and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

6.14 Resignations. The Company shall use reasonable best efforts to cause each director of the Acquired Companies immediately prior to the Effective Time to resign from the board of directors of the Acquired Company, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this

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Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior 11:59 p.m. Eastern Time on July 10, 2023 (such date, the “Termination Date”); provided that at any time in the five business days prior to the Termination Date, if as of such time all of the Offer Conditions other than the Regulatory Condition have been satisfied or waived, to the extent waivable (other than the Minimum Condition and conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then Parent or the Company may extend the Termination Date for an additional period of up to three months ending no later than October 9, 2023 upon written notice thereof to the other (and such date will then be the Termination Date); provided, further that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a primary cause of, or directly resulted in, the failure of the Offer Acceptance Time to occur by the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(d) by either Parent or the Company, if the Expiration Date has occurred as a result of the non-satisfaction of one or more Offer Conditions, without Purchaser having accepted for payment the Shares validly tendered (and not validly withdrawn) pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a primary cause of or resulted in the failure of the acceptance for payment of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer or non-satisfaction of any such Offer Conditions and such Party has not cured its action or failure to fulfill obligation within ten days after having received notice thereof from the other Party;

(e) by Parent at any time prior to the Offer Acceptance Time, if Company is not entitled to terminate this Agreement pursuant to Section 8.1(g) and if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in clause (b) or (c) of Annex I, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination or such shorter period of time as remains prior to the Termination Date (the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach is cured within the Company Breach Notice Period (to the extent capable of being cured);

(f) by Parent, at any time prior to the Offer Acceptance Time, if: (i) the Company Board (or a committee thereof) has effected a Company Adverse Change Recommendation, or (ii) the Company enters into a Specified Agreement;

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(g) by the Company, at any time prior to the Offer Acceptance Time, if Parent is not entitled to terminate this Agreement pursuant to Section 8.1(e) and if Parent or Purchaser has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days or, solely in the case Parent or Purchaser has breached or failed to perform any of its respective covenants or other agreements contained in Section 1.1(a), five business days, prior to such termination or such shorter period of time as remains prior to the Termination Date (the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach is cured within the Parent Breach Notice Period (to the extent capable of being cured); or

(h) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if (i) the Company and the Company Board has complied in all material respects with the requirements of Section 5.3 and in all material respects with the requirements of Section 6.1(b)(i), in each case, with respect to such Superior Offer and any Acquisition Proposal that was a precursor thereto and the Company Board has authorized the Company to enter into the Specified Agreement with respect to such Superior Offer; and (ii) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b)(iii) and enters into such Specified Agreement.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except this Section 8.2, Section 8.3 and Section 9 will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability or damages arising out of any common law fraud or Willful Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

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8.3 Expenses; Termination Fee.

(a) Expenses. Except as set forth in Section 6.2(c) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Offer and Merger are consummated.

(b) Company Termination Fee.

(i) If (A) (1) Parent or the Company terminates this Agreement pursuant to Section 8.1(c), (2) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or (3) Parent terminates this Agreement pursuant to Section 8.1(e) as a result of any breach of covenants or agreements; (B) after the date of this Agreement and prior to the date of such termination a bona fide Acquisition Proposal shall have been made to the Company or is publicly disclosed (whether by the Company or a third party), and in each case, is not withdrawn prior to such termination; and (C) within 12 months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal (other than the type described in the following proviso) is entered into, then the Company will concurrently with the consummation of such Acquisition Proposal or such entry into such definitive agreement pay to Parent an amount equal to $37,770,000 (the “Company Termination Fee”); provided, that if such definitive agreement is entered into in respect of an Acquisition Proposal that would be a “reverse merger” (as defined in Nasdaq Listing Rule 5005(a)(39); provided for this purpose, any reference to a “shell company” shall be read as a “company”, and any business combination described in Nasdaq Listing Rule 5110(a) shall not be excluded), then the Company will concurrently with the consummation of such Acquisition Proposal that would be a “reverse merger” (as defined in Nasdaq Listing Rule 5005(a)(39); provided for this purpose, any reference to a “shell company” shall be read as a “company”, and any business combination described in Nasdaq Listing Rule 5110(a) shall not be excluded) (and not upon the entry into such definitive agreement) pay to Parent the Company Termination Fee. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii) If Parent terminates this Agreement pursuant to Section 8.1(f), then the Company must promptly (and in any event within two business days) following such termination pay to Parent the Company Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Payment; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in this Section 8.3 or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and

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documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). The Company Termination Fee and all other payments under this Section 8.3 shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing.

(e) Sole and Exclusive Remedy.

(i) If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Enforcement Expenses to the extent owed pursuant to Section 8.3(d) and Parent’s right to seek specific performance pursuant to Section 9.5(b) will be the sole and exclusive remedies of Parent and Purchaser (the “Parent Related Parties”) against any of the Company and its Affiliates (the “Company Related Parties”) in respect of this Agreement, the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any breach, termination or failure. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Enforcement Expenses to the extent owed pursuant to Section 8.3(d) will be the only monetary damages the Parent Related Parties may recover from Company Related Parties in respect of this Agreement, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, as applicable); and (B) none of Parent, Purchaser or any other Person will be entitled to bring or maintain any Legal Proceeding against any Company Related Party arising out of this Agreement, the Transactions, or any matters forming the basis for such termination. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve the Company from liability or damages arising out of any common law fraud or Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement, or prevent Parent, Purchaser or any other Person from bringing or maintaining any Legal Proceeding with respect to such common law fraud or Willful Breach of this Agreement or breach of the Confidentiality Agreement.

(ii) Each of the Parties acknowledges that any amount payable by the Company pursuant to this Section 8.3, including the Company Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent and Purchaser for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) Acknowledgment Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e), it is agreed that Parent, Purchaser and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.5(b).

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SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended only by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement (other than the Retention Agreements and Support Agreements) shall survive the Merger, except for those covenants that by their terms survive the Merger, this Section 9 and any applicable terms in Exhibit A shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement, the CVR Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed manually or electronically in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in PDF format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, and all disputes under or arising out of this Agreement or the Transactions shall be resolved under, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and

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venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree that each Party has the right to an injunction, specific performance or other equitable remedies in connection with enforcing the other Party’s obligation to consummate the Merger subject to the terms and conditions set forth therein and herein. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, provided that Parent or Purchaser may assign, in whole or in part, (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person. No assignment by any Party will relieve such Party of any of its obligations hereunder.

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9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, the right of holders of the Company Stock Awards to receive the Option Consideration or the RSU Consideration, as applicable, and the right of holders of the Company Warrants to receive the amounts payable in respect of the Company Warrants, in each case pursuant to the terms and conditions of this Agreement; (ii) the provisions set forth in Section 6.5; and (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c). Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all Legal Proceedings, obligations, liabilities or causes of action (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited company veil or any other theory or doctrine, including alter ego or otherwise) that are based upon, in respect of, arise under, out or by reason of, this Agreement or the transactions contemplated hereby, including the negotiation, execution or performance of this Agreement or any breach or violation of this Agreement or failure of the transactions contemplated hereby to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified herein as Parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreements referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Representatives, that no recourse under this Agreement or in connection with the transactions contemplated hereby shall be sought or had against any other Person and no other Person shall have any liabilities or obligations (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any Legal Proceedings, obligations, liabilities or causes of action that may be based upon, in respect of, arise under, out or by reason of, this Agreement or the transactions contemplated hereby, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to this Agreement or the transactions contemplated hereby, in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

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if to Parent or Purchaser (or following the Effective Time, the Company):

AstraZeneca Finance and Holdings Inc.

1800 Concord Pike

Wilmington, Delaware 19850

Attention: Richard Kenny

Email: [***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: Michael Riella Email: [***]

if to the Company (prior to the Effective Time):

CinCor Pharma, Inc.

230 Third Avenue, 6th Floor

Waltham, Massachusetts 02451

Attn: Marc de Garidel; Michael W. Kalb

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Rama Padmanabhan; Rowook Park; Div Gupta

Email: [***]

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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9.10 Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of Purchaser’s covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Purchaser when due.

9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(f) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

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(g) References to any Legal Requirement are to that Legal Requirement as amended, modified or supplemented and to any rules, regulations or interpretations promulgated thereunder.

(h) References to “made available” to a Party shall mean that such documents or information referenced: (i) were delivered to the Company, Parent or its Representatives prior to the execution and delivery of this Agreement via electronic mail or in hard copy form at least the business day immediately prior to the date of this Agreement; (ii) were contained in the Company’s electronic data room maintained by iDeals at least two business days prior to the date of this Agreement; or (iii) were publicly available, without redactions, on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least two business days prior to the date of this Agreement.

(i) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(j) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k) References to any Person shall include the successors and assigns of that Person.

(l) Reference to the date hereof shall mean the date of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CINCOR PHARMA, INC.

By:	/s/ Marc de Garidel
Name:	Marc de Garidel
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:	/s/ David E. White
Name:	David E. White
Title:	Treasurer

CINNAMON ACQUISITION, INC.

By:	/s/ David E. White
Name:	David E. White
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

401(k) Termination Date. “401(k) Termination Date” is defined in Section 6.4(e).

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

Acquired Companies. “Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any indication of interest, inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or group relating to, in a single transaction or series of related transactions, any (A) direct or indirect acquisition, sale, exclusive license of or similar transaction involving baxdrostat (CIN-107) or assets of the Acquired Companies constituting 20% or more of the Acquired Companies’ consolidated assets or to which 20% or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (B) issuance or acquisition, directly or indirectly, of 20% or more of the outstanding Shares or the total voting power of any class of equity securities of the Company, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or the total voting power of any class of equity securities of the Company or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or that involves 20% or more of the consolidated assets, revenues or earnings of the Acquired Companies, in each case ((A) through (D)), other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean all applicable Legal Requirements relating to corruption, bribery, fraud or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, the Anti-Bribery Laws of the People’s Republic of China, and Legal Requirements enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all applicable foreign antitrust or competition laws and all other applicable Legal Requirements in effect from time to time that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.5(b).

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in Boston, Massachusetts and London, United Kingdom are authorized or required by Legal Requirements to be closed.

CARES Act. “CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), any amendments thereof, and any similar Legal Requirement providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

Certificate of Incorporation. “Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation as filed with the SEC on January 11, 2022.

Certificates. “Certificates” is defined in Section 2.6(b).

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that arises or occurs after the date of this Agreement and (a) was neither known to the Company Board or any committee thereof nor reasonably foreseeable as of or prior to the date of this Agreement, and which becomes known to the Company Board or any committee thereof prior to the Offer Acceptance Time and (b) does not relate to (i) any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, (iii) clearance of the Merger under the Antitrust Laws, (iv) any change, in and of itself, in the market price or trading volume of the Shares, (v) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings or (vi) developments or changes resulting from COVID-19 or the COVID-19 Measures.

Closing. “Closing” is defined in Section 2.3(a).

Closing Amount. “Closing Amount” is defined in Recital A.

Closing Date. “Closing Date” is defined in Section 2.3(a).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collaboration Partners. “Collaboration Partners” means any Acquired Company’s licensees or licensors or any third party with which any Acquired Company has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any product or product candidate of the Acquired Companies.

Company. “Company” is defined in the preamble to this Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4(e).

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a).

Company Associate. “Company Associate” shall mean each officer or other employee, or Person who is an independent contractor, consultant or director, of or to any of the Acquired Companies.

Company Board. “Company Board” is defined in Recital E.

Company Board Recommendation. “Company Board Recommendation” shall mean the Company Board’s recommendation that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Company Breach Notice Period. “Company Breach Notice Period” is defined in Section 8.1(e).

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.00001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Company is a party or is bound.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g).

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

Company Equity Award. “Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2019 Stock Option Plan and the Company’s 2022 Equity Incentive Plan.

Company ESPP. “Company ESPP” shall mean the Company’s 2022 Employee Stock Purchase Plan.

Company IP. “Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned (whether solely or jointly with others) by, or licensed or sublicensed to an Acquired Company or used or held for use by an Acquired Company in its business, and that is material to such Acquired Company’s business, including all In-bound Roche IP.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Leased Real Property from another Person.

Company Licensed IP. “Company Licensed IP” shall mean all Company IP other than Company Owned IP.

Company Licensed Registered IP. “Company Licensed Registered IP” is defined in Section 3.8(a).

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted).

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned (whether solely or jointly with others) by an Acquired Company.

Company Owned Registered IP. “Company Owned Registered IP” is defined in Section 3.8(a).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.00001 par value per share, of the Company.

Company Registered IP. “Company Registered IP” is defined in Section 3.8(a).

Company Related Parties. “Company Related Parties” is defined in Section 8.3(e)(i).

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a).

Company Stock Awards. “Company Stock Awards” shall mean all Company Options, RSUs and Restricted Shares.

Company Stockholder. “Company Stockholder” shall mean a holder of any Share.

Company Termination Fee. “Company Termination Fee” is defined in Section 8.3(b)(i).

Company Warrants. “Company Warrants” shall mean all warrants to purchase Shares, including without limitation, the Pre-Funded Common Stock Purchase Warrants to purchase the Shares listed on Part 3.3(d) of the Company Disclosure Schedule.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4.

Contract. “Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Contractor. “Contractor” is defined in Section 3.17(c).

COVID-19. “COVID-19” shall mean SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

COVID-19 Measures. “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Legal Requirement, order, directive, guideline or recommendation by any Governmental Body or public health agency in connection with or in response to COVID-19, including the CARES Act and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention, provided that such matters are implemented in a reasonable manner and for a reasonable period of time.

CVR. “CVR” is defined in Recital A.

CVR Agreement. “CVR Agreement” shall mean a Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit E, to be entered into between Parent and the Rights Agent, which such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

Data Security Requirements. “Data Security Requirements” shall mean, to the extent governing the Acquired Companies’ privacy, data protection or security of any Personal Information, all applicable (i) Legal Requirements (including as and to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) external-facing, published policies (including privacy policies), programs and notices of the Company, and (iii) contractual requirements by which any Acquired Company is bound.

Depository Agent. “Depository Agent” is defined in Section 2.6(a).

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i).

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b).

EMA. “EMA” means the European Medicines Agency.

Employee Agreement. “Employee Agreement” shall mean each employment, equity incentive, severance, separation, or other written individual agreement or contract that provides for any salary, bonus, commissions, incentive compensation or other compensation, equity, or benefits (including, any offer letter) between any Acquired Company and any individual employee, and with respect to which such Acquired Company could reasonably be expected to have any liability; provided, however, that the Company Equity Plans and the awards thereunder shall not be Employee Agreements.

Employee Plan. “Employee Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any bonus, vacation, deferred compensation, incentive compensation, equity plan (and awards thereunder), severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, and each other employee benefit plan sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of an Acquired Company or with respect to which an Acquired Company has or could reasonably be expected to have any liability, including, any Employee Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, licenses, sublicenses, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Enforcement Expenses. “Enforcement Expenses” is defined in Section 8.3(d).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” shall mean any Shares held by the Company (including in the Company’s treasury), Parent, Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Company and any Dissenting Shares.

Expiration Date. “Expiration Date” is defined in Section 1.1(c).

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c).

FDA. “FDA” is defined in Section 3.13(a).

FDCA. “FDCA” is defined in Section 3.13(e).

Foreign Investment Laws. “Foreign Investment Laws” shall mean all applicable Legal Requirements in effect from time to time that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or other holdings for reasons of national security or other public policy.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b).

GLPs. “GLPs” is defined in Section 3.13(c).

GMP. “GMP” shall mean the applicable Legal Requirements for current Good Manufacturing Practices under the FDCA or promulgated by the FDA under the FDCA, by the European Commission under Commission Directive 2003/94/EC (including the EU guidelines to Good Manufacturing Practice for medicinal products for human and veterinary use) or by any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

Government Official. “Government Official” shall mean (a) any Representative of any Governmental Body, (b) any Representative of any commercial enterprise that is owned or controlled by a Governmental Body, including any state-owned or controlled medical facility, (c) any Representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (d) any Person acting in an official capacity for any Governmental Body, enterprise, or organization identified above and (e) any political party, party official or candidate for political office.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, operating license, concession, approval, right, privilege, exemption, easement, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

In-bound License. “In-bound License” is defined in Section 3.8(e).

In-bound Roche IP. “In-bound Roche IP” shall mean all Intellectual Property Rights licensed to the Company and any other Acquired Company pursuant to the Roche License.

In-the-Money Option. “In-the-Money Option” is defined in Section 2.8(a).

In-the-Money Option Consideration. “In-the-Money Option Consideration” is defined in Section 2.8(a).

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Acquired Companies, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Acquired Companies, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) any guaranty of any such obligations described in clauses (a) through (c) of any Person other than the Acquired Companies or (e) all obligations of the type referred to in clauses (a) though (d) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person) (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a).

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with or in works of authorship, including exclusive exploitation rights, copyrights, moral rights, software (including both object codes and source codes) and application programming interfaces, databases, compilations of data, data (including all personally identifiable information and clinical trial data), aggregated data, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights, social media tags, handles and other identifiers (and all accounts therefor) and all goodwill associated therewith; (c) rights associated with or in trade secrets, know how, inventions, invention disclosures, concepts, ideas, improvements, methods, processes, work flow diagrams, schematics, protocols, specifications, techniques, whether or not patentable, including physical, chemical, biological, toxicological, pharmacological, and clinical data, dosage regimens, assays, quality control and testing procedures, and technology and all rights to limit the use or disclosure of any of the foregoing; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) moral rights, rights of privacy and rights of publicity and other rights to use or exploit the name, image and likeness of any individual; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to the Company shall mean with respect to any matter in question the actual knowledge of the Persons set forth on Part A of the Company Disclosure Schedule (collectively, the “Knowledge Parties”) after reasonable inquiry of their direct reports reasonably expected to have knowledge of such matters and all knowledge which was, or would reasonably have been expected to be, obtained by such Person after such reasonable inquiry, which with respect to Section 3.8 shall include actual knowledge after making reasonable inquiry of the Acquired Companies’ outside intellectual property counsel; provided that references to “actual knowledge” shall mean with respect to the Company, the actual knowledge of the Knowledge Parties, without any inquiry obligation. For the avoidance of doubt, with respect to matters involving Intellectual Property Rights, knowledge does not require that the Knowledge Parties conduct or obtain any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches not previously conducted or obtained prior to the date hereof.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or Nasdaq).

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance, change, effect, condition, occurrence, development or other matter shall be deemed to have a “Material Adverse Effect” if such event, occurrence, violation, inaccuracy, circumstance, change, effect, condition, occurrence, development or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions on or before the Termination Date; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the Transaction or the performance of the obligations hereunder); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Acquired Companies operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Companies, taken as a whole, are adversely affected disproportionately relative to the other participants in such industries; (iv) any event, circumstance, change or effect resulting from fluctuations in the value of any currency, except to the extent that the Acquired Companies, taken as a whole, are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Companies operate; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Companies, taken as a whole, relative to the other participants in the industries in which the Acquired Companies operate; (vi) any epidemic, pandemic (including worsening of COVID-19), disease outbreak or other public health-related event, hurricane, tornado, flood, earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or other force majeure event, or the escalation or worsening thereof, except to the extent that the Acquired Companies, taken as a whole, are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Companies operate; (vii) the failure of the Company to meet internal or analysts’ expectations or projections; (viii) any adverse effect resulting from any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company under this Agreement; (ix) any change in any applicable Legal Requirement or GAAP (or interpretations of any applicable Legal Requirement or GAAP) after the date of this Agreement, except to the extent that the Acquired Companies, taken as a whole, are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Companies operate; or (x) any regulatory or clinical (but excluding in each case safety) event, change, effect, development or occurrence relating to any product candidates of the Acquired Companies; it being understood that the exceptions in clauses (i) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise expressly excluded under any of the exceptions provided by clauses (ii) through (vi) or (viii) through (ix) hereof) is a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.10(a).

Merger. “Merger” is defined in Recital B.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii).

Milestone. “Milestone” shall have the meaning ascribed to such term in the CVR Agreement.

Milestone Payment. “Milestone Payment” shall have the meaning ascribed to such term in the CVR Agreement.

Milestone Payment Date. “Milestone Payment Date” shall have the meaning ascribed to such term in the CVR Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I.

Nasdaq. “Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

Non-Required Remedy. “Non-Required Remedy” is defined in Section 6.2(e).

OFAC. “OFAC” is defined in Section 3.14(b).

Offer. “Offer” is defined in Recital A.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b).

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b).

Offer Documents. “Offer Documents” is defined in Section 1.1(e).

Offer Price. “Offer Price” is defined in Recital A.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b).

Option Consideration. “Option Consideration” means the In-the-Money Option Consideration and the Underwater Option Consideration.

Out-bound License. “Out-bound License” is defined in Section 3.8(e).

Parent. “Parent” is defined in the preamble to this Agreement.

Parent Breach Notice Period. “Parent Breach Notice Period” is defined in Section 8.1(g).

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions on or before the Termination Date.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(e).

Parent’s 401(k) Plan. “Parent’s 401(k) Plan” is defined in Section 6.4(e).

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a).

Payment Fund. “Payment Fund” is defined in Section 2.6(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business) which are not yet delinquent, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) Encumbrances included in the express terms of (i) any In-bound License or Out-bound License made available to Parent and Parent’s Representatives (other than any Encumbrances arising only upon a breach or default under or termination of such In-bound License or Out-bound License) or (ii) material transfer agreements, sponsored research agreements, nondisclosure agreements, non-material services agreements, or non-exclusive out-bound licenses with clinical trial sites, subcontractors and vendors, in each case, entered into in the ordinary course of business where the license of Company IP is incidental to and not material to performance under the applicable agreement and (e) in the case of real property, recorded easements, rights-of-way, encroachments, restrictions, conditions and other similar recorded Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean information maintained by or on behalf of the Acquired Companies that constitutes “personal information,” “personal data,” or other analogous term as defined under applicable Legal Requirements governing the privacy, data protection or security of such information.

PHSA. “PHSA” is defined in Section 3.13(e).

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1.

Process. “Process” shall mean any operation or set of operations performed on data, including, without limitation, collection, access, use, storage, safeguarding, disclosure, combining, and sharing.

Purchaser. “Purchaser” is defined in the preamble to this Agreement.

Reference Date. “Reference Date” shall mean January 5, 2023.

Registered IP. “Registered IP” shall mean all (i) issued patents and patent applications (whether or not abandoned or expired), (ii) trademark, service mark and trade dress registrations and applications, (iii) unregistered material trademarks, service marks and trade dress, (iv) domain name registrations, (v) social media tags, handles and other identifiers, (vi) registered designs and applications therefor, and (vii) copyright registrations and applications.

Regulatory Condition. “Regulatory Condition” is defined in Annex I.

Regulatory Hurdle(s). “Regulatory Hurdles” is defined in Section 6.2(d).

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Share. “Restricted Share” is defined in Section 2.8(e).

Retention Agreements. “Retention Agreements” is defined in Recital D.

Rights Agent. “Rights Agent” shall mean a duly qualified rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

Roche License. “Roche License” shall mean that certain License Agreement, dated as of May 13, 2019, by and among the Company, F. Hoffman-La Roche Ltd and Hoffmann-La Roche Inc., including all amendments, supplements or modifications thereto.

RSU. “RSU” is defined in Section 2.8(d).

RSU Consideration. “RSU Consideration” is defined in Section 2.8(d).

Sanctioned Person. “Sanctioned Person” is defined in Section 3.14(b).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a).

Schedule TO. “Schedule TO” is defined in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Security Incident. “Security Incident” is defined in Section 3.9(b).

Shares. “Shares” is defined in Recital A.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(h).

Specified Letter. “Specified Letter” shall mean a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blogpost dated August 3, 2021 and posted at this link:

https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide (as reasonably determined in good faith by the Company Board) unsolicited written Acquisition Proposal made to the Company after the date of this Agreement that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal, the likelihood and timing of consummation and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that in no event shall an Acquisition Proposal be deemed to be a Superior Offer if consummation of the transaction contemplated thereby is subject to any financing condition or otherwise requires financing that is not fully committed, and provided, further, that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Support Agreements. “Support Agreements” is defined in Recital C.

Surviving Corporation. “Surviving Corporation” is defined in Recital B.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, escheat, unclaimed property, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), including any interest, penalty or addition thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, attachments, statements or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Date. “Termination Date” is defined in Section 8.1(c).

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement and the CVR Agreement, including the Offer and the Merger.

Underwater Option. “Underwater Option” is defined in Section 2.8(b).

Underwater Option Consideration. “Underwater Option Consideration” is defined in Section 2.8(b).

Willful Breach. “Willful Breach” shall mean a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with the actual knowledge that such party’s act or failure to act would result in or constitute a material breach.

Withholding Agent. “Withholding Agent” is defined in Section 2.9.

EXHIBIT B

SUPPORT AGREEMENT

[Attached]

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (“Agreement”) is made and entered into as of January 8, 2023, by and between ASTRAZENECA FINANCE AND HOLDINGS INC., a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares of common stock of CINCOR PHARMA, INC., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of January 8, 2023, by and among Parent, CINNAMON ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”) and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”).

A. Parent, Purchaser and the Company have entered into the Merger Agreement, providing for, among other things, Purchaser to commence a tender offer (as may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock and following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent.

B. The Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock (together with any New Shares (as defined below in Section 4), the “Shares”), and holds other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock indicated opposite the Stockholder’s name on Schedule 1 attached hereto.

C. As an inducement and a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Parent has required that the Stockholder, and the Stockholder has agreed to, enter into and perform this Agreement and tender and vote the Stockholder’s Shares as described herein.

NOW, THEREFORE, the Stockholder and Parent agree as follows:

1. Agreement to Tender the Shares.

(a) The Stockholder hereby agrees to tender all of the Shares free and clear of all Encumbrances (other than as contained herein), or cause all of such Stockholder’s Shares to be tendered, into the Offer no later than the 10th Business Day following the commencement of the Offer. If the Stockholder acquires Shares after the date hereof and during the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date (the “Support Period”), the Stockholder shall tender or cause to be tendered all such Shares on or before the earlier of (i) three Business Days after such acquisition, and (ii) one Business Day prior to the expiration of the Offer. Until the Expiration Date, once any of the Stockholder’s Shares are tendered in accordance with the terms hereof, the Stockholder will not withdraw any Shares, or cause any Shares to be withdrawn, from the Offer at any time.

(b) If (i) the Offer is terminated or withdrawn by Parent or Purchaser, or (ii) the Expiration Date occurs prior to the acceptance for payment of the Shares in the Offer, Parent and Purchaser shall promptly return, or cause any depository acting on behalf of Parent and Purchaser to return, all Shares tendered by the Stockholder in the Offer to the Stockholder.

2. Agreement to Vote the Shares. The Stockholder agrees that, during the Support Period, at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Stockholder shall:

(a) if a meeting is held, appear at such meeting or otherwise cause all of the Shares to be counted as present at such meeting for purposes of calculating a quorum; and

(b)vote (or cause to be voted) all of the Shares: (i) in favor of adoption of the Merger Agreement and the approval of the Merger and the other Transactions as to which stockholders of the Company are called upon to vote or consent in favor of any matter that would reasonably be expected to facilitate the consummation of the Merger; (ii) against any action or agreement that would reasonably be expected to result in any of the Offer Conditions or the conditions to the Merger under the Merger Agreement not being fulfilled; (iii) against any Acquisition Proposal or any action, agreement, transaction or other matter that is intended to (to the actual knowledge of the Stockholder), or would reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or materially and adversely affect the consummation of the Merger and all other Transactions; and (iv) against any change in or to the Company Board that is not recommended or approved by the Company Board, or any change in or to the present capitalization, corporate structure, Certificate of Incorporation or bylaws of the Company that is not consented to by Parent. During the Support Period, the Stockholder shall not propose, take, commit or agree to take any action inconsistent with the foregoing in this Section 2. The Stockholder shall retain at all times the right to vote all of the Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

3. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 8 thereof, (c) the mutual written agreement of the parties to terminate this Agreement, (d) an amendment of, or any waiver of the Company’s rights under, the Merger Agreement (including any exhibits or schedules thereto, such as the CVR Agreement), without the prior written consent of the Stockholder, that results in a decrease of the Closing Amount, Offer Price or the number of CVRs to be paid per Share, or a change in the form of consideration payable in the Offer (other than a change in form from CVRs to cash where the price payable in cash is not less than the Milestone Payment) or (e) the expiration of the Offer without Purchaser having accepted for payment the shares of Company Common Stock tendered in the Offer, provided that Purchaser has not cured such breach within the Parent Breach Notice Period. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof.

4. Additional Purchases. The Stockholder agrees that any shares of Company Common Stock or other shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) during the Support Period, including by the exercise of a Company Option or the settlement of an RSU (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 6 shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any Company Equity Award or Company Warrant or require the Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit the Stockholder from exercising any Company Equity Award or Company Warrant held by the Stockholder.

5. Agreement to Retain the Shares and Other Covenants.

(a) During the Support Period, the Stockholder shall not Transfer (as defined below in Section 5(c)) (or agree to Transfer or cause or permit the Transfer of) any of the Shares. Without limiting the generality of the foregoing, during the Support Period, the Stockholder shall not tender, agree to tender or permit to be tendered any of the Shares in response to or otherwise in connection with any tender or exchange offer other than the Offer.

(b) Section 5(a) above shall not prohibit or otherwise restrict a Transfer of Shares by the Stockholder: (i) by using already-owned Shares (or effecting a “net exercise” of a Company Option or a “net settlement” of an RSU) either to pay the exercise price upon the exercise of a Company Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Option or settlement of an RSU, in each case as permitted pursuant to the terms of any of the Company Equity Plans, (ii) transferring all or a portion of the Shares to any Affiliate, partner, member or equityholder of Stockholder or by operation of law or (x) if the Stockholder is an investment fund, to any other investment fund controlled by the same management company or, (y) if the Stockholder is an individual, to any immediate family members, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family or charitable organizations, including a donor-advised fund, for estate planning purposes or upon the death of the Stockholder, provided that, as a condition to any such Transfer pursuant to this clause (ii), the recipient agrees to be bound by this Agreement by executing and delivering to Parent a joinder to this Agreement, in a form reasonably acceptable to Parent as soon as practicable after such transfer, or (iii) with Parent’s prior written consent (such exceptions set forth in clauses (i) through (iii), collectively, “Permitted Transfers”). Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of any of the Shares in breach or violation of this Agreement shall be void and of no force or effect.

(c) For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such Person, directly or indirectly, (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by the creation of any Encumbrance (other than as contained herein), by operation of law, by dividend or distribution or otherwise) of such Share or any interest in or beneficial ownership of such Share, (ii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) offers, consents, agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

(d) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary to fulfill the Stockholder’s obligations under this Agreement, including, without limitation, attending, if applicable, any meeting of the Company stockholders or any adjournment or postponement thereof (or executing valid and effective proxies to any other attending participant of such meeting in lieu of attending such meeting or any adjournment or postponement thereof).

(e) Subject to Section 8 below, the Stockholder shall, and shall instruct its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent, Purchaser or their Affiliates or Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Stockholder shall not, and the Stockholder shall instruct its Representatives not to: (i) solicit, initiate, or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except to the extent the Company is permitted to do so under the Merger Agreement, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other Person any non-public information or afford access to the business, personnel, properties, assets, books or records of the Company or its Subsidiaries to any other Person, in each case in connection with or for the purpose of knowingly facilitating or encouraging an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Nothing in this Section 5(e) shall prohibit the Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 5(e). The Stockholder acknowledges that any violation of the restrictions set forth in this Section 5(e) by its Representatives acting on behalf of the Stockholder shall be deemed to be a breach by the Stockholder.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

(a) The Stockholder is a natural person or a legal entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. The Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and no other proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If the Stockholder is married, and any of the Shares may constitute community property or spousal approval is otherwise necessary for this Agreement to be valid and binding, this Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The Stockholder is the sole record and beneficial owner of the number of the Shares and the other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any condition, upon the occurrence of any event or any combination of the foregoing) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock, in each case indicated opposite the Stockholder’s name on Schedule 1, which constitute all of the securities of the Company owned of record or beneficially by the Stockholder or its Affiliates on the date hereof. The Stockholder does not beneficially own any share of Company Common Stock that it does not hold of record or own any share of Company Common Stock through its Affiliates. The Shares are now, and at all times during the term hereof will be, held by the Stockholder (or a nominee or custodian for its benefit or a transferee pursuant to a Permitted Transfer), free and clear of any Encumbrances (other than as contained herein). The Stockholder has sole, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

(d) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than as contained herein) on any of the Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or, to the Stockholder’s knowledge, any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder.

(e) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act.

(f) As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Body that would reasonably be expected to impair or delay the ability of the Stockholder to perform its obligations under this Agreement.

(g) No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as a stockholder of the Company.

(h) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7. Waiver of Actions and Appraisal Rights. The Stockholder agrees that the Stockholder will not, in the Stockholder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, (a) which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with any of the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof, (b) with respect to any disclosure to the stockholders of the Company in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or (c) against Parent, Purchaser or their respective Representatives in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (other than, if the Offer Acceptance Time occurs, an action with respect to the Stockholder’s right under the Merger Agreement to receive the Offer Price and the Merger Consideration for the Shares). During the term of this Agreement, the Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that the Stockholder may have by virtue of, or with respect to, any Shares by the Stockholder.

8. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder or any representative of the Stockholder, (a) if the Stockholder or such representative is serving on the Company Board or is an officer of the Company, from exercising his or her duties and obligations as a director or officer of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of the Company, or (b) if the Stockholder or such representative is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of the Company.

9. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the courts described in Section 18, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived by the parties hereto. By seeking such remedies, a party shall not in any respect waive its right to seek any other form of relief that may be available (including monetary damages) for any breach of this Agreement or in the event that this Agreement has been terminated or that the remedies provided for in this Section 9 are not available or otherwise are not granted. Nothing set forth herein shall require any party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance prior to or as a condition to termination or expiration of this Agreement (and pursuing damages after such termination or expiration).

10. Further Assurances. The Stockholder shall, from time to time and without additional consideration, execute and deliver, or cause to be executed and delivered such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder if they are, in accordance with the methods set forth in Section 9.8 of the Merger Agreement: (a) delivered to Parent at the address set forth in Section 9.8 of the Merger Agreement or (b) delivered to the Stockholder at his, her or its address set forth on the Stockholder’s signature page to this Agreement (or, in each case, at such other address for a party hereto as shall be specified by like notice).

12. No Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

13. Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC that Parent determines to be necessary in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided, that the Stockholder shall have a reasonable opportunity to review and comment on such disclosure prior to any such filing. None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in such documents and schedules filed with the SEC will, at the respective times that such documents and schedules are filed with the SEC or are first mailed, contain any untrue statement of material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder shall promptly notify Parent if it becomes aware of any required corrections with respect to any information provided by or on behalf of the Stockholder for inclusion in any such disclosure document if and to the extent that the Stockholder shall become aware that any such information shall have become untrue or misleading in any material respect. The Stockholder shall not make any press release, public announcement or other communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent, except (a) as required by applicable federal securities law, in which case Parent shall have a reasonable opportunity to review and comment on such communication, and (b) for any such communication that is materially consistent with previous public announcements by the Company or Parent.

14. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes each of Parent, the Company and their respective counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limitations on the voting and transfer of such Shares), subject to the provisions hereof, including Permitted Transfers. The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

15. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16. Binding Effect and Assignment; Non-Recourse.

(a) All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, and any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. This Agreement shall not be assignable by either party hereto by operation of law or otherwise; provided, that, Parent may designate, prior to the Effective Time, by written notice to the Stockholder, another Affiliate of Parent to be a party to this Agreement; provided, further, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of the Stockholder due to Parent or such other Affiliate. Any assignment in contravention of the preceding sentence shall be null and void.

(b) Each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or the transactions contemplated hereunder, (ii) the negotiation, execution or performance this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the transactions contemplated hereunder to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Representatives, that no recourse under this Agreement or in connection with any transactions contemplated hereby shall be sought or had against any other person and no other person shall have any liabilities or obligations (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that any party hereto may assert against another party hereto solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

17. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to the shares of Company Common Stock held or subsequently held by such other stockholder or with respect to any subsequent breach of the Stockholder or any other stockholder of the Company. No waiver of any provisions hereof by either party hereto shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

19. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20. No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Certificate of Incorporation, the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition by the Stockholder or any of its Affiliates of New Shares or other securities, the type and number of the Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall automatically attach to any New Shares or other securities issued to or acquired by the Stockholder or any of its Affiliates.

22. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. In the event Parent agrees to amend or waive the terms and conditions of any tender and support agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such tender and support agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholder, then Parent will offer to amend or waiver the terms and conditions of this Agreement so they are no less favorable to the Stockholder than the terms and conditions of such other tender and support agreement are to such other stockholder.

23. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

24. Counterparts; Effectiveness; PDF Signature. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. This Agreement may be executed by PDF signature and a PDF signature shall constitute an original for all purposes.

25. Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

26. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(d) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(e) Reference to the date hereof shall mean the date of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each party hereto has duly executed and delivered this Agreement, all as of the date first above written.

STOCKHOLDER (if an entity):

Name of Stockholder:

By:
Name:
Title:

E-mail:

Address:

STOCKHOLDER (if an individual):

Name of Stockholder:

Signature:

E-mail:

Address:

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

IN WITNESS WHEREOF, each party hereto has duly executed and delivered this Agreement, all as of the date first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:
Name:
Title:

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

SCHEDULE 1

Stockholder (Name):

Shares	Company Options	RSUs	Company Warrants

EXHIBIT C

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

[Attached]

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINCOR PHARMA, INC.

FIRST: The name of the “Corporation” is:

CinCor Pharma, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue one class of stock, to be designated “Common Stock”, with a par value of $0.01 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is one thousand (1,000).

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH:

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

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C. Any repeal or modification of this Article EIGHTH shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article EIGHTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

NINTH: Subject to paragraph C of Article EIGHTH, the Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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EXHIBIT D

SURVIVING CORPORATION BYLAWS

[Attached]

FORM OF SECOND AMENDED AND RESTATED

BYLAWS

OF

CINCOR PHARMA, INC.

(A DELAWARE CORPORATION)

Effective [•].

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President and Chief Executive Officer.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting.

1.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President, for any purpose or purposes prescribed in the notice of the meeting and shall be held at such place, on such date and at such time as the Board of Directors may fix. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation). The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.

If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the Chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent or by a transmission permitted by law and delivered to the Secretary of the corporation. No stockholder may authorize more than one proxy for his shares. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

1.9 Action at Meeting. When a quorum is present at any meeting, any election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of each such class present or represented and voting affirmatively or negatively on the matter) shall decide such matter, except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballot shall be counted by an inspector or inspectors appointed by the chairman of the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

1.10 Stockholder Action Without Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 1.10, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

1.11 Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

ARTICLE II

BOARD OF DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number and Term of Office. The number of directors shall initially be two (2) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors shall hold office until the expiration of the term for which elected and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

2.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board of Directors or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director, or by the stockholders at the next annual meeting or at a special meeting called in accordance with Section 1.3 above. Directors so chosen shall hold office until the next annual meeting of stockholders.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the President or two or more directors and may be held at any time and place, within or without the State of Delaware.

2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile, or delivering written notice by hand, to his last known business or home address at least 24 hours in advance of the meeting, or (iii) mailing written notice to his last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

2.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than 1/3 of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

2.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.13 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

2.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

2.15 Nomination of Director Candidates. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of directors may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of directors.

ARTICLE III

OFFICERS

3.1 Enumeration. The officers of the corporation shall consist of a President, a Secretary, a Chief Financial Officer, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board of Directors and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

3.6 Chairman of the Board of Directors. The Board of Directors may appoint a Chairman of the Board of Directors. If the Board of Directors appoints a Chairman of the Board of Directors, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders, and, if he is a director, at all meetings of the Board of Directors.

3.7 President. The President shall, subject to the direction of the Board of Directors, have responsibility for the general management and control of the business and affairs of the corporation and shall perform all duties and have all powers which are commonly incident to the office of President or which are delegated to him or her by the Board of Directors. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. The President shall, in the absence of or because of the inability to act of the Chairman of the Board of Directors, perform all duties of the Chairman of the Board of Directors and preside at all meetings of the Board of Directors and of stockholders. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. He or she shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board of Directors.

3.8 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Chief Financial Officer. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office of Chief Financial Officer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

3.11 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. The fiscal year of the corporation shall be as fixed by the Board of Directors.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

5.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the corporation, in person or proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by facsimile or other electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law, or by commercial courier service. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails.

5.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

5.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

5.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE VI

AMENDMENTS

6.1 By the Board of Directors. Except as is otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, EXECUTIVE OFFICERS, OTHER OFFICERS,

EMPLOYEES AND OTHER AGENTS

7.1 Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Act of 1934, as amended, and the rules and regulations thereunder) to the extent not prohibited by the Delaware General Corporation Law

(“DGCL”) or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 7.4.

7.2 Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

7.3 Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 7.5, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

7.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Article VII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Article VII to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

7.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation of the corporation, these Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

7.6 Survival of Rights. The rights conferred on any person by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.7 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

7.8 Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

7.9 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

7.10 Certain Definitions. For purposes of this Article VII, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

8.1 Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware). If any action, the subject matter of which is within the scope of the preceding sentence, is filed in a court other than a court located within the State of Delaware (hereinafter a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

* * *

EXHIBIT E

CVR AGREEMENT

[Attached]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT (this

“Agreement”) dated as of [•], 2023, between ASTRAZENECA

FINANCE AND HOLDINGS INC., a Delaware corporation

(“Parent”), and [•], a [•], as Rights Agent.

INTRODUCTION

WHEREAS, Parent, Cinnamon Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and CinCor Pharma, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of January 8, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Purchaser has commenced a tender offer (as it may be amended, modified or extended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, $0.00001 par value per share, of the Company (the “Shares”) and (b) following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger;

WHEREAS, pursuant to the Merger Agreement, as a result of the consummation of the Offer and Merger, the holders of Shares, certain holders of Company Options (as defined in the Merger Agreement), holders of RSUs (as defined in the Merger Agreement) and holders of Company Warrants (as defined in the Merger Agreement) will become entitled to receive the contingent cash payment hereinafter described upon the achievement of the milestone hereinafter described; and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR (as defined below) is $10.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in Boston, Massachusetts and London, United Kingdom are authorized or required by applicable law or executive order to be closed.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent (or Ultimate Parent) on a consolidated basis, (b) a merger, consolidation or other business combination involving Parent (or Ultimate Parent) in which Parent (or Ultimate Parent) is not the surviving entity or (c) any transaction (including (x) any issuance of securities and (y) a merger, consolidation or other business combination in which Parent (or Ultimate Parent) is the surviving entity) involving Parent (or Ultimate Parent) in which the holders of voting securities of Parent (or Ultimate Parent) immediately prior to such transaction collectively own securities representing less than 50% of Parent’s (or Ultimate Parent’s) voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), (i) whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions and (ii) excluding any assignment to an Affiliate of Parent pursuant to Section 6.3(a).

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means the level of efforts and resources that is consistent with the level of efforts and resources Parent and its Affiliates would devote to a product of a similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value, based on conditions then prevailing, taking into consideration the market, the regulatory environment and market exclusivity applicable to the United States and the European Union, but without taking into account the obligation to make the Milestone Payments hereunder.

“Company” has the meaning set forth in the recitals hereto.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company.

“EMA” means the European Medicines Agency.

“Employee Equity Award” means a Company Option or an RSU that was held by a current or former employee of the Acquired Companies (as defined in the Merger Agreement), provided that the holder of such Company Option or RSU was an employee of any Acquired Company for employment tax purposes as of the Closing (as defined in the Merger Agreement) or at any time during the vesting period of the Company Option or RSU.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“FDA” means the United States Food and Drug Administration.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means a Person in whose name a CVR is registered to in the CVR Register at the applicable time.

“Major Country” means each of France, Germany, Italy and Spain.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Milestone” means either (a) the submission by Parent, any of its Affiliates or any other applicable Payment Obligor to the FDA of a new drug application or other regulatory approval application that, if approved, would grant Parent, such Affiliate or any other applicable Payment Obligor the right to market, distribute and sell the Product in the United States or (b) the submission by Parent, any of its Affiliates or any other applicable Payment Obligor to the EMA of a marketing authorization application that, if approved, would grant Parent, such Affiliate or any other applicable Payment Obligor the right to market, distribute and sell the Product in the European Union.

“Milestone Non-Achievement Notice” means a written notice delivered by Parent to the Rights Agent indicating the Milestone was not achieved.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Outside Date” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $10.00 per CVR.

“Milestone Payment Amount” means, for a given Holder, the sum of (a) the product of (i) the Milestone Payment and (ii) the number of CVRs that are not in respect of an Underwater Option (as defined in the Merger Agreement) held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice, if any, and (b) the Underwater Option Consideration (as defined in the Merger Agreement), if any, payable in respect of CVRs held by such Holder in respect of an Underwater Option as reflected on the CVR Register as of the close of business on the date of the Milestone Notice, if any.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Offer” has the meaning set forth in the recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Payment Fund” has the meaning set forth in Section 2.4(a).

“Payment Obligor” means Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees that have been granted rights to submit a new drug application or other regulatory approval application to FDA that, if approved, would grant such Affiliate, licensee or sublicensee the right to market, distribute and sell a Product in the United States, or a marketing authorization application to EMA or the applicable regulatory authority in any Major Country that, if approved, would grant such Affiliate, licensee or sublicensee the right to market, distribute and sell a Product in the EMA or such Major Country, as applicable.

“Permitted Transfer” means a transfer of one or more CVR(s) (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, or (f) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Body.

“Product” means any pharmaceutical product that contains baxdrostat (CIN-107) as an active ingredient, whether alone or in combination with any other active ingredient(s).

“Purchaser” has the meaning set forth in the recitals hereto.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Shares” has the meaning set forth in the recitals hereto.

“Subsidiary” of a Person means any Entity that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, escheat, unclaimed property, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, employment tax or payroll tax), including any interest, penalty or addition thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, attachments, statements or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Ultimate Parent” means AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales.

Section 1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement or Exhibits to this Agreement.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(f) References to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(g) References to any law are to that law as amended, modified or supplemented and to any rules, regulations or interpretations promulgated thereunder.

(h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) References to any Person shall include the successors and assigns of that Person.

(k) Reference to the date hereof shall mean the date of this Agreement.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement, and a list of the initial Holders shall be furnished by or on behalf of Parent to the Rights Agent in accordance with Section 4.1 hereof.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares as of immediately prior to the Effective Time (as defined in the Merger Agreement). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone is achieved on or prior to December 31, 2033 (the “Milestone Outside Date”), then as soon as reasonably practicable following the achievement of the Milestone but in no event later than 30 days after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and instructing the Rights Agent to solicit tax forms or other information required to make Tax deductions or withholdings as set forth in Section 2.4(d), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders pursuant to Section 2.4(b) other than Milestone Payment Amounts with respect to Employee Equity Awards (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b)) (the total cash deposited with the Rights Agent, the “Payment Fund”). If the Milestone shall not have been achieved as of the Milestone Outside Date, Parent shall deliver to the Rights Agent a Milestone Non-Achievement Notice within 30 days after the Milestone Outside Date. For the avoidance of doubt: (a) the Milestone Payment Amount shall only be paid in respect of the Milestone, if at all, one time under this Agreement; and (b) the Milestone Payment Amounts shall not become payable unless the Milestone shall have been achieved on or prior to the Milestone Outside Date. Notwithstanding anything herein to the contrary, the Milestone shall be deemed to be achieved, and the provisions of this Section 2.4 shall apply, if, on or prior to the Milestone Outside Date, Parent, any of its Affiliates or any other Payment Obligor (or a combination of them), in its discretion, has submitted a marketing authorization application in at least three of the Major Countries that, if approved, would grant Parent, such Affiliate or any other applicable Payment Obligor the right to market, distribute and sell the Product in each such country.

(b) The Rights Agent will promptly, and in any event within 10 Business Days of receipt of the Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount (other than Milestone Payment Amounts that are payable with respect to Employee Equity Awards) to each of the Holders (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before the Milestone Payment Date, or, (ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account. The Rights Agent will promptly, and in any event within 10 Business Days of receipt of a Milestone Non-Achievement Notice, send each Holder at its registered address a copy of such Milestone Non-Achievement Notice. With respect to Milestone Payment Amounts that are payable with respect to Employee Equity Awards, as soon as reasonably practicable after the Milestone Payment Date (but no later than the first payroll date that is not less than 10 days after the Milestone Payment Date), Parent shall, or shall cause the Surviving Corporation (as defined in the Merger Agreement) or an Affiliate of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Affiliate’s payroll the aggregate Milestone Payment Amount payable to the applicable holders with respect to such Employee Equity Awards (net of any withholding Taxes required to be deducted and withheld by applicable Tax law in accordance with the Merger Agreement or Section 2.4(d)). Notwithstanding anything in this Agreement to the contrary, and only to the extent necessary to avoid the imposition of additional tax under Section 409A of the Code (as may be determined by the IRS), no Milestone Payment Amounts will be paid more than five years following the Closing; provided, however, that it is the intent of the parties that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code.

(c) Except to the extent any portion of the Milestone Payment Amounts are required to be treated as imputed interest pursuant to applicable law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment Amounts for all Tax purposes as additional consideration for the Shares pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable law. Parent and the Surviving Corporation shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Each of the Surviving Corporation (and any applicable Affiliate), Parent, Purchaser and Rights Agent shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax law. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than a Holder in such Holder’s capacity as a holder of an Employee Equity Award), Parent shall instruct the Rights Agent to solicit Internal Revenue Service (“IRS”) Form W-9s or W-8s, or any other appropriate forms or information, from Holders within a reasonable amount of time in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the Milestone Payment Amount may be reasonably delayed in order to gather such necessary Tax forms. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Any portion of any Milestone Payment Amount that remains undistributed to a Holder 12 months after the date of the Milestone Payment Date will be delivered by the Rights Agent to the Surviving Corporation upon demand by Parent, and any Holder shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar applicable law) only as general creditors thereof with respect to the Milestone Payment Amount payable hereunder, without any interest thereon. None of Parent, the Surviving Corporation or the Rights Agent shall be liable to any Holder for any such consideration delivered in respect of a CVR to a public official pursuant to any abandoned property, escheat or other similar applicable law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Payment Fund shall not be used for any purpose other than the payment of the Milestone Payment Amounts; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. The Payment Fund may be invested by the Rights Agent as directed by the Parent; provided that such investments shall be (i) in obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such investment will (x) relieve Parent or the Rights Agent from making the payment required by this Section 2.4 or (y) have maturities that could prevent or delay payments to be made pursuant to this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding, including for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent, and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, claims, demands, suits, liability or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as set forth on Exhibit A attached hereto and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent; and

(k) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail postage prepaid to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent, and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Shares and Company Warrants, if applicable), the names and addresses of the Holders of such securities within 30 Business Days after the Effective Time and (b) in the case of Company Options and RSUs and Company Warrants not held on the Company’s transfer agent’s books and records, the name and address of the Holders who held any Company Options, RSUs or Company Warrants as of the immediately prior to the Effective Time as set forth in the books and records of the Company at the Effective Time.

Section 4.2 Books and Records. Parent shall, shall cause its Affiliates to, and shall direct the other Payment Obligors to, keep records in sufficient detail to enable the Rights Agent to determine the amounts payable hereunder and whether Milestone Payment Amounts become payable hereunder.

Section 4.3 Commercially Reasonable Efforts.

(a) From the Effective Time until the earlier of (x) the date on which the Milestone has been achieved and (y) December 31, 2027, Parent shall, shall cause each of its Affiliates and shall obligate any other applicable Payment Obligor to, use Commercially Reasonable Efforts to cause the Milestone to be achieved. Notwithstanding anything to the contrary in this Agreement, none of Parent, its Affiliates or any other applicable Payment Obligor shall be required to use Commercially Reasonable Efforts to achieve or cause to be achieved the Milestone with respect to any Product for the treatment of primary aldosteronism or any rare disease.

(b) In the event that Parent (or Ultimate Parent) desires to consummate a Change of Control after the Effective Time and prior to the Milestone Outside Date, Parent will cause the Person acquiring or succeeding to Parent (or Ultimate Parent) (if applicable pursuant to the structure of such Change of Control) in connection with such Change of Control to assume Parent’s obligations, duties and covenants under this Agreement, effective as of the effective time of such Change of Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 or Section 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or transfer of CVRs to Parent pursuant to Section 2.6.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices and other communications to the Rights Agent or Parent required or permitted hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

if to the Rights Agent, to it at:

[Name of Rights Agent]

[address]

[address]

Attention: [name]

Email: [e-mail]

with a copy (which shall not constitute notice) to:

[name of counsel]

[address]

[address]

Attention: [name]

Email: [e-mail]

if to Parent, to it at:

AstraZeneca Finance and Holdings Inc.

1800 Concord Pike

Wilmington, Delaware 19850

Attention: Richard Kenny

Email: [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: Michael Riella

Email: [***]

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case, provided that the Assignee agrees in a writing that is delivered to the Rights Agent to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of all Milestone Payment Amounts and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Acting Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Acting Holders acting pursuant to this Section 6.4 on behalf of all Holders shall have no liability to any other Holders for such actions.

Section 6.5 Applicable Laws; Jurisdiction.

(a) This Agreement and the CVRs shall be governed by, and construed in accordance with, and all disputes under or arising out of this Agreement or the CVRs shall be resolved under, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with

Section 6.2. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CVRS.

Section 6.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.7 Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs. This Agreement may be executed manually or electronically in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in PDF format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 6.8 Termination. This Agreement will be terminated and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, and (c) the date that is 60 days after the delivery of a Milestone Non-Achievement Notice, except that this Section 6.8 and Section 6.10 will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement will relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9 Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable Milestone Payment Date or other required date, as the case may be.

Section 6.10 Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Body of competent jurisdiction or is otherwise required by applicable law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Bodies (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure, (y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Exhibit A

Fee Schedule

[Rights Agent to provide]

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, if any of the conditions set forth in clauses (a) through (h) below shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company set forth in Section 3.1(a) (Due Organization; Subsidiaries, Etc.) (first and third sentences only), Section 3.1(b) (Due Organization; Subsidiaries, Etc.), Section 3.10(b) (Contracts) (third and fourth sentences only) (solely with respect to the Roche License), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL), Section 3.23 (Merger Approval), Section 3.24(a) (Non-Contravention; Consents), Section 3.25 (Fairness Opinion) (first sentence only) and Section 3.26 (Brokers and Other Advisors) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time, it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date;

(ii) the representations and warranties of the Company set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.) (second and fourth sentences only) and Section 3.5(a) (Absence of Changes) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Offer Acceptance Time as if made on and as of such time;

(iii) the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b), Section 3.3(c) (first sentence only) and Section 3.3(d) (Capitalization, Etc.) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the

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aggregate, that is more than $5,000,000, it being understood that, for purposes of determining the accuracy of such representations and warranties, the accuracy of those representations and warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii)) only as of such date; and

(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses (i), (ii) and (iii) above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company will have performed or complied with, in all material respects all of the covenants and agreements of this Agreement required to be performed and complied with by the Company at or prior to the Offer Acceptance Time;

(d) Parent and Purchaser will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by the Company’s Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in clauses (b) and (c) above and clause (g) below have been duly satisfied;

(e) (i) any waiting period (and any extension thereof, including under any agreement between a Party and a Governmental Body agreeing not to consummate the Merger prior to a certain date, if consented to by the other Party in accordance with this Agreement) applicable to the Offer under the HSR Act shall have expired or been earlier terminated, and (ii) the required consents from Governmental Bodies in the jurisdictions set forth on Schedule 6.2(b), if any, shall have been obtained;

(f) there shall not have (i) been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer and the Merger, (ii) been any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer and the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or (iii) be pending any Legal Proceeding by any Governmental Body seeking any Non-Required Remedy (each of the conditions in clauses (e) and (f) (in case of (f), as such condition relates to the HSR Act and any other Antitrust Laws set forth on Schedule 6.2(b), if any), the “Regulatory Condition”);

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(g) since the date of this Agreement, there shall not have been any Material Adverse Effect; and

(h) this Agreement shall not have been terminated in accordance with its terms.

For the avoidance of doubt, the receipt of a Specified Letter by Parent, Purchaser or the Company shall not be basis for concluding that any Offer Condition is not satisfied for purpose of this Annex I.

The conditions set forth in this Annex I are for the benefit of Parent and Purchaser and (except for the Minimum Condition and the condition set forth in clause (h)) may be waived by Parent in whole or in part at any time or from time to time prior to the Offer Acceptance Time, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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